Filed Pursuant to Rule 424(b)(5)
Registration No. 333-219349

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 25, 2017

Preliminary prospectus supplement to prospectus dated July 19, 2017

$

Worthington Industries, Inc.

    % Senior Notes due 2032

We will pay interest on the notes semi-annually on              and             of each year, beginning on                     , 2018. The notes will mature on                     , 2032. We may redeem the notes in whole or in part at any time at our option at the redemption price described in this prospectus supplement under “Description of notes—Optional redemption.”

If we experience a change of control triggering event, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of notes—Purchase upon a change of control triggering event.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our future subordinated indebtedness. In addition, the notes will be effectively subordinated in right of payment to all of our subsidiaries’ obligations and effectively subordinated in right of payment to all of our secured obligations, to the extent of the assets securing such obligations. For a more detailed description of the notes, see “Description of notes.”

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange.

Investing in the notes involves risks. See the “Risk factors” section beginning on page S-15 of this prospectus supplement, as well as the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission.

	Price to public(1)	Underwriting discount	Proceeds to us before expenses(1)

Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2017.

Delivery of the notes in book-entry form only through The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank S.A./N.V. as operator of the Euroclear System, will be made on or about                     , 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch

The date of this prospectus supplement is                     , 2017.

Prospectus supplement

Prospectus

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where you can find more information” and “Incorporation of certain documents by reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of certain documents by reference.”

We have not, and the underwriters have not, authorized any other person to provide you with information that is different or inconsistent from the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, together with any issuer free writing prospectus used in connection with this offering. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which such information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references to “Worthington,” the “Company,” “we,” “our” and “us” and similar terms mean Worthington Industries, Inc. and its subsidiaries.

Forward-looking statements

Selected statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein constitute “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. These forward-looking statements may include, without limitation, statements relating to:

•	outlook, strategy or business plans;

•

future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures;

•	pricing trends for raw materials and finished goods and the impact of pricing changes;

•	demand trends for us or our markets;

•	additions to product lines and opportunities to participate in new markets;

•	expected benefits from Transformation and innovation efforts and the ability to improve the performance and competitive position at our operations;

•	anticipated working capital needs, capital expenditures and asset sales;

•	anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof;

•	projected profitability potential;

•	the ability to successfully integrate AMTROL and the expected benefits, costs and results from the acquisition of AMTROL;

•

the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations;

•	projected capacity and the alignment of operations with demand;

•	the ability to operate profitably and generate cash in down markets;

•	the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets;

•	expectations for Company and customer inventories, jobs and orders;

•	expectations for the economy and markets or improvements therein;

•	expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value;

•	effects of judicial rulings; and

•	other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow:

•	the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy;

•	the effect of conditions in national and worldwide financial markets;

•	lower oil prices as a factor in demand for products;

•	product demand and pricing;

•	changes in product mix, product substitution and market acceptance of our products;

•	fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations;

•	effects of facility closures and the consolidation of operations;

•	the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate;

•	failure to maintain appropriate levels of inventories;

•	financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business;

•	the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts;

•	the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis;

•

the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom;

•	capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole;

•

the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, terrorist activities or other causes;

•	changes in customer demand, inventories, spending patterns, product choices, and supplier choices;

•

risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of our products in global markets;

•	the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment;

•	the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters;

•	deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies;

•	level of imports and import prices in our markets;

•

the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the SEC and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	the effect of healthcare laws in the United States and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results;

•	cyber security risks; and

•	other risks described from time to time in our filings with the SEC or incorporated by reference below under the heading “Risk factors.”

We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. It is impossible to predict or identify all potential risk factors. Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus are based on current information as of the date of this prospectus supplement, the accompanying prospectus or the respective documents incorporated by reference, and we assume no obligation to correct or update any such statements in the future, except as required by applicable law. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus supplement or the accompanying prospectus and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

Summary

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus, any free writing prospectus or other offering material and the documents incorporated by reference before making an investment decision. See “Where you can find more information” and “Incorporation of certain documents by reference.”

The Company

General overview

Worthington Industries, Inc. is a corporation formed under the laws of the State of Ohio. Founded in 1955, Worthington is primarily a diversified metals manufacturing company, focused on value-added steel processing and manufactured metal products. Our manufactured metal products include: pressure cylinders for liquefied petroleum gas (“LPG”), compressed natural gas (“CNG”), oxygen, refrigerant and other industrial gas storage; hand torches, and filled hand torch cylinders; propane-filled camping cylinders; helium-filled balloon kits; steel and fiberglass tanks and processing equipment primarily for the oil and gas industry; cryogenic pressure vessels for liquefied natural gas (“LNG”) and other gas storage applications; engineered cabs and operator stations and cab components; and, through our joint ventures, suspension grid systems for concealed and lay-in panel ceilings; laser welded blanks; light gauge steel framing for commercial and residential construction; and current and past model automotive service stampings.

Business segments

As of May 31, 2017, we, together with our unconsolidated affiliates, operated 80 manufacturing facilities in 24 states and 11 countries. Thirty of these facilities are operated by wholly-owned and consolidated subsidiaries of the Company. The remaining facilities are operated by our consolidated and unconsolidated joint ventures.

Our operations are managed principally on a products and services basis and are comprised of three primary operating segments which correspond with our reportable business segments: Steel Processing; Pressure Cylinders; and Engineered Cabs. The Steel Processing operating segment consists of the Worthington Steel business unit (“Worthington Steel”) which operates eight manufacturing facilities (seven of which we own); and three consolidated joint ventures: Spartan Steel Coating, LLC (“Spartan”), which owns and operates one cold-rolled, hot-dipped galvanizing line in Monroe, Michigan; TWB Company, L.L.C. (“TWB”), which operates nine laser welded blank facilities (one of which we own) and is headquartered in Monroe, Michigan; and Worthington Specialty Processing (“WSP”), which processes wide-sheet steel for the auto industry and operates three steel processing facilities in Michigan. The Pressure Cylinders operating segment, which operates 20 manufacturing facilities (18 of which we own), consists of the Worthington Cylinders business unit (“Worthington Cylinders”); and one consolidated joint venture: Turkey-based Worthington Aritaş Basinçli Kaplar Sanayi (“Worthington Aritas”), a manufacturer of cryogenic pressure vessels for LNG and other gas storage applications. The Engineered Cabs operating segment consists of the Worthington Industries Engineered Cabs business unit (“Engineered Cabs”), which owns and operates two manufacturing facilities. All other operating segments are combined and disclosed in the Other category, which also includes income and expense items not allocated to our operating segments.

Effective June 1, 2017, Worthington Steelpac Systems, LLC (“Packaging Solutions”), which designs and manufactures recyclable steel packaging solutions for the movement of products and operates one manufacturing facility, has been realigned under our Engineered Cabs operating segment, moving from our Steel Processing operating segment. See the “Recent developments” section below.

On June 2, 2017, we acquired AMTROL, which operates as part of our Pressure Cylinders operating segment. See the “Recent developments” section below.

We hold equity positions in 11 joint ventures, which are further discussed in the “Joint ventures” section below. Of these, five are consolidated with their operating results reported within our reportable business segments as follows: Spartan, TWB, and WSP in Steel Processing; Worthington Aritas in Pressure Cylinders; and Worthington Energy Innovations, LLC (“WEI”) in Other.

Steel Processing

Our Steel Processing operating segment consists of the Worthington Steel business unit, our consolidated joint ventures, Spartan, TWB and, beginning with the last quarter of fiscal 2016, WSP. It also included Packaging Solutions through May 31, 2017. For fiscal 2017, fiscal 2016 and fiscal 2015, the percentage of our consolidated net sales generated by the Steel Processing operating segment was approximately 69%, 65% and 63%, respectively.

Worthington Steel is one of the largest independent intermediate processors of flat-rolled steel in the United States. It occupies a niche in the steel industry by focusing on products requiring exact specifications. These products cannot typically be supplied as efficiently by steel mills to the end-users of these products.

As of May 31, 2017, the Steel Processing operating segment, including Spartan, TWB, and WSP, operated 21 manufacturing facilities located in Ohio (5), Michigan (5), Mexico (4), Indiana (1), Tennessee (2), Alabama (1), Kentucky (1), New York (1), and Canada (1).

Our Steel Processing operating segment serves approximately 800 customers, principally in the automotive, aerospace, agricultural, appliance, construction, container, hardware, HVAC, lawn and garden, leisure and recreation, office furniture and office equipment markets. The automotive industry is one of the largest consumers of flat-rolled steel, and thus the largest end market for our Steel Processing operating segment. For fiscal 2017, Steel Processing’s top three customers represented approximately 34% of the operating segment’s total net sales.

Our Steel Processing operating segment buys coils of steel from integrated steel mills and mini-mills and processes them to the precise type, thickness, length, width, shape and surface quality required by customer specifications. Computer-aided processing capabilities include, among others:

•	cold reducing, which achieves close tolerances of thickness;

•	configured blanking, which mechanically stamps steel into specific shapes;

•	coil fed laser blanking, which uses lasers to cut coils of steel, aluminum and other metals into specific shapes;

•	cutting-to-length, which cuts coils into sheets of exact length;

•	dry-lube, the process of coating steel with a dry, soap-based lubricant;

•	hot-dipped galvanizing, which coats steel with zinc and zinc alloys through a hot-dip process;

•	hydrogen annealing, a thermal process that changes the hardness and certain metallurgical characteristics of steel;

•	laser welding, which joins steel or aluminum blanks and coils with different thicknesses, coatings or material strength;

•	pickling, a chemical process using an acidic solution to remove surface oxide which develops on hot-rolled steel;

•	slitting, which cuts steel coils or steel sheets to specific widths;

•	oscillate slitting, a slitting process that spools together several narrow coils welded end-to-end into one larger coil;

•	temper rolling, which is the process of light cold-rolling steel;

•	tension leveling, a method of applying pressure to achieve precise flatness tolerances; and

•	non-metallic coating, including acrylic and paint coating.

Our Steel Processing operating segment also toll processes steel for steel mills, large end-users, service centers and other processors. Toll processing is different from typical steel processing in that the mill, end-user or other party retains title to the steel and has the responsibility for selling the end product. Toll processing enhances Worthington Steel’s participation in the market for wide sheet steel and large standard orders, which is a market generally served by steel mills rather than by intermediate steel processors.

Pressure Cylinders

Our Pressure Cylinders operating segment consists of the Worthington Cylinders business unit and one consolidated joint venture: Worthington Aritas, a Turkish manufacturer of cryogenic pressure vessels for LNG and other gas storage applications. The percentage of our consolidated net sales generated by our Pressure Cylinders operating segment was approximately 28%, 30% and 30% in fiscal 2017, fiscal 2016 and fiscal 2015, respectively.

Our Pressure Cylinders operating segment manufactures and sells filled and unfilled pressure cylinders, tanks, hand torches, and oil and gas equipment along with various accessories and related products for diversified end-use market applications. The following is a description of these markets:

•

Industrial Products:    This market sector includes high pressure and acetylene cylinders for industrial gases, refrigerant and certain propane gas cylinders, cryogenic equipment and systems and services for handling liquid gases, and other specialty products. Cylinders in this market sector are generally sold to gas producers, cylinder exchangers and industrial distributors. Industrial cylinders hold fuel for uses such as cutting, brazing and soldering, semiconductor production, and beverage delivery. Refrigerant gas cylinders are used to hold refrigerant gases for commercial, residential and automotive air conditioning and refrigeration systems. LPG cylinders hold fuel for barbeque grills, recreational vehicle equipment, residential and light commercial heating systems, industrial forklifts and commercial/residential cooking (the latter, generally outside North America). Cryogenic equipment and systems include LNG systems for marine and mining applications, liquid nitrogen storage freezers and shipping containers for organic specimens in healthcare markets, and tanks, trailers, and regasification plants for liquefied nitrogen, oxygen, argon, hydrogen, and natural gas. Specialty products include a variety of fire suppression and chemical tanks.

•

Consumer Products:    This market sector includes propane-filled cylinders for torches, camping stoves and other applications, hand held torches and accessories such as solder and brazing rods, and Balloon Time® helium-filled balloon kits. These products are sold primarily to mass merchandisers and distributors.

•

Alternative Fuels:    This market sector includes composite and steel cylinders used to hold CNG and hydrogen for automobiles, buses, and light-duty trucks, and to hold propane/autogas for automobiles and light- and medium-duty trucks, as well as CNG fuel systems for heavy duty, refuse and other trucks.

•

Oil & Gas Equipment:    This market sector includes steel and fiberglass storage tanks, separation equipment, controls and other products primarily used in the energy markets, including oil and gas and nuclear. This market sector also includes hoists and other marine products which are used principally in shipyard lift systems. It also leverages its manufacturing competencies to produce pressure vessels, atmospheric tanks, controls and various custom machined components for other industrial and agricultural end markets.

As noted in the “Recent developments” section below, we acquired AMTROL on June 2, 2017, which has been included in our Pressure Cylinders operating segment since that date. AMTROL’s well water and expansion tank businesses are included in the Consumer Products business unit. Its refrigerant, liquid propane, industrial and specialty gas businesses are included in the Industrial Products business unit.

While a large percentage of Pressure Cylinders sales are made to major accounts, this operating segment served approximately 4,100 customers during fiscal 2017. No single customer represented greater than 10% of net sales for the Pressure Cylinders operating segment during fiscal 2017. With the AMTROL acquisition, the Pressure Cylinders operating segment serves approximately 4,700 customers.

The Pressure Cylinders operating segment (including the Worthington Aritas consolidated joint venture), operates 20 manufacturing facilities located in Alabama, California, Kansas (2), North Carolina, North Dakota, Ohio (6), Oklahoma, Utah, Wisconsin, Austria, Poland (2), Portugal and Turkey. The AMTROL acquisition added manufacturing facilities in Kentucky, Maryland, Rhode Island and Portugal.

For sales in the United States and Canada, high-pressure and low-pressure cylinders are primarily manufactured in accordance with United States Department of Transportation and Transport Canada specifications. Outside the United States and Canada, cylinders are manufactured according to European norm specifications, as well as various other international standards. Other products are produced to applicable industry standards including, as applicable, those standards issued by the American Petroleum Institute, ASME and UL.

Engineered Cabs

Our Engineered Cabs operating segment consists of the Worthington Industries Engineered Cabs business unit. For fiscal 2017, fiscal 2016 and fiscal 2015, the percentage of our consolidated net sales generated by the Engineered Cabs operating segment was approximately 3%, 4%, and 6%, respectively.

Engineered Cabs is headquartered in Columbus, Ohio and operates two manufacturing facilities, one in each of South Dakota and Tennessee, which are located near key assembly locations of original equipment manufacturers.

Engineered Cabs is a non-captive designer and manufacturer of high-quality, custom-engineered open and enclosed cabs and operator stations and custom fabrications for heavy mobile equipment used primarily in the agricultural, construction, forestry, military and mining industries. Engineered Cabs’ product design, engineering support and broad manufacturing capabilities enable it to produce custom cabs and structures used in products ranging from small utility equipment to large earthmovers.

In addition to its engineered cab products, this operating segment has the capability to provide a full suite of complementary products such as machined structural components, complex and painted weldments and engine doors. Engineered Cabs has the manufacturing capability for: steel laser cutting; steel bending and forming; roll-form tube curving and bending; machining; welding—robotic and manual; automated steel product cleaning and E-coating; top coat painting; and assembly.

Engineered Cabs produces products for approximately 100 different equipment platforms for approximately 65 customers. For fiscal 2017, Engineered Cabs’ top three customers represented approximately 64% of the operating segment’s total net sales. Its production levels can range from small and medium production volumes through high volume productions.

As noted above, effective June 1, 2017, the operations of Packaging Solutions were realigned, moving from the Steel Processing operating segment to the Engineered Cabs operating segment. Packaging Solutions operates one facility in Indiana.

Other

The Other category includes the WEI operating segment, which does not meet the quantitative thresholds for separate disclosure, as well as other corporate-related entities. WEI is a 75%-owned consolidated joint venture, which is described in more detail in the “Joint ventures” section below.

Joint ventures

As part of our strategy to selectively develop new products, markets and technological capabilities and to expand our international presence, while mitigating the risks and costs associated with those activities, as of May 31, 2017, we participated in five consolidated and six unconsolidated joint ventures.

Consolidated joint ventures

The results of the following five consolidated joint ventures have been consolidated with our financial results since the respective dates on which we acquired majority ownership or effective control. The equity owned by the minority members is shown as noncontrolling interests on our consolidated balance sheets and their portions of net earnings are included as net earnings attributable to noncontrolling interests in our consolidated statements of earnings.

•

Spartan is a 52%-owned consolidated joint venture with AK Steel Corporation, located in Monroe, Michigan. It operates a cold-rolled, hot-dipped galvanizing line for toll processing steel coils into galvanized and galvannealed products intended primarily for the automotive industry. Spartan’s financial results are consolidated within our Steel Processing operating segment.

•

TWB is a 55%-owned consolidated joint venture with a subsidiary of Baoshan Iron & Steel Co., Ltd. (“Bao”). It is a leading North American supplier of laser welded blanks, laser welded coils and other laser welded products for use primarily in the automotive industry for products such as inner-door panels, body sides, rails and pillars. TWB operates facilities in Monroe, Michigan; Glasgow, Kentucky; Antioch and Smyrna, Tennessee; Puebla, Ramos Arizpe (Saltillo), Hermosillo and Silao, Mexico; and Cambridge, Ontario, Canada. TWB’s financial results are consolidated within our Steel Processing operating segment.

•

WEI is a 75%-owned consolidated joint venture with Thomas E. Kiser (20%) and Stonehenge Structured Finance Partners, LLC (5%) with offices in Fremont and Columbus, Ohio. WEI is an Energy Services Company

that develops cost-effective energy solutions for entities in North America and Asia. Once these solutions are implemented, WEI monitors, verifies and guarantees these energy saving solutions. WEI’s financial results are reported within the Other category for segment reporting purposes.

•

Worthington Aritas is a 75%-owned consolidated joint venture based in Istanbul, Turkey. Worthington-Aritas manufactures cryogenic tanks for LNG and other gas storage applications. Its financial results are consolidated within our Pressure Cylinders operating segment.

•

WSP, a 51%-owned joint venture with a subsidiary of U.S. Steel, operates three steel processing facilities located in Canton, Jackson and Taylor, Michigan, which are managed by Steel Processing and its financial results are consolidated in that operating segment. WSP serves primarily as a toll processor for U.S. Steel and others. WSP’s services include slitting, blanking, cutting-to-length, laser blanking, laser welding, tension leveling and warehousing.

Unconsolidated joint ventures

•

ArtiFlex Manufacturing, LLC (“ArtiFlex”), a 50%-owned joint venture with ITS-H Holdings, LLC, provides an integrated solution for engineering, tooling, stamping, assembly and other services to customers primarily in the automotive industry. ArtiFlex operates six manufacturing facilities, three in Michigan, two in Ohio and one in Kentucky.

•

Clarkwestern Dietrich Building Systems LLC (“ClarkDietrich”), a 25%-owned joint venture with CWBS-MISA, Inc., is the industry leader in the manufacture and supply of light gauge steel framing products in the United States. ClarkDietrich manufactures a full line of drywall studs and accessories, structural studs and joists, metal lath and accessories, shaft wall studs and track, and vinyl products used primarily in residential and commercial construction. This joint venture operates 14 manufacturing facilities, one each in Connecticut, Georgia, Hawaii, Illinois, Maryland and Missouri and two each in California, Ohio, Florida and Texas.

•

Samuel Steel Pickling Company (“Samuel”), a 31.25%-owned joint venture with Samuel Manu-Tech Pickling, Inc., operates one steel pickling facility in Twinsburg, Ohio, and another in Cleveland, Ohio. Samuel also performs in-line slitting, side trimming, pickle dry, and under winding during the pickling process.

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Serviacero Planos, S. de R.L. de C.V. (“Serviacero Worthington”), a 50%-owned joint venture with Inverzer, S.A. de C.V., operates three facilities in Mexico, one each in Leon, Queretaro and Monterrey. Serviacero Worthington provides steel processing services, such as pickling, slitting, multi-blanking and cutting-to-length, to customers in a variety of industries including automotive, appliance, electronics and heavy equipment.

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Worthington Armstrong Venture (“WAVE”), a 50%-owned joint venture with Armstrong Ventures, Inc., a subsidiary of Armstrong World Industries, Inc., is one of the two largest global manufacturers of ceiling suspension systems for concealed and lay-in panel ceilings used in commercial and residential ceiling markets. It competes with one other global manufacturer and numerous regional manufacturers. WAVE operates nine facilities in five countries: Santa Fe Springs, California; Alpharetta, Georgia; Aberdeen, Maryland; Benton Harbor, Michigan; North Las Vegas, Nevada; Qingpu, Shanghai, China; Team Valley, United Kingdom; Prouvy, France; and Marval, Pune, India.

•

Zhejiang Nisshin Worthington Precision Specialty Steel Co., Ltd, a 10%-owned unconsolidated joint venture with Nisshin Steel Co., Ltd. and Marubeni-Itochu Steel Inc., operates one facility in Pinghu City, Zhejiang, China. The joint venture, which started production in the first quarter of fiscal 2017, is producing cold-rolled strip steel, primarily for the automotive industry.

Recent developments

Effective June 1, 2017, we made certain organizational changes impacting the internal reporting and management structure of Packaging Solutions. As a result of these organizational changes, management responsibilities and internal reporting were realigned moving Packaging Solutions from our Steel Processing operating segment to our Engineered Cabs operating segment, where we expect to achieve synergies in design engineering and manufacturing development.

On June 2, 2017, we acquired AMTROL, a leading manufacturer of pressure cylinders and water system tanks, which is part of our Pressure Cylinders operating segment. AMTROL is a leader in the design and manufacturing of well water and expansion tanks. AMTROL has manufacturing facilities in Rhode Island, Kentucky and Maryland which also produce refrigerant gas cylinders and ASME code products for industrial and commercial applications. Its Portuguese subsidiary, AMTROL-ALFA, is a leading European producer of LPG, refrigerant, industrial and specialty gas cylinders. The aggregate merger consideration for AMTROL was approximately $283.0 million and is subject to adjustment based on the Closing Working Capital, Closing Cash, Company Indebtedness and Company Transaction Expenses (as each term is defined in the AMTROL merger agreement which is filed as Exhibit 2.1 to our Current Report on Form 8-K dated June 6, 2017) as of the June 2, 2017 closing date. The AMTROL acquisition was funded using a combination of approximately $248.0 million in cash, $20.0 million of borrowings under our revolving credit facility and $15.0 million of outstanding undivided ownership interests in the pool of accounts receivable sold under our revolving trade accounts receivable securitization facility. A portion of the merger consideration was used to pay off certain indebtedness and other liabilities of AMTROL.

Corporate information

Our principal executive offices are located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, and our telephone number is (614) 438-3210. Our common shares are traded on the New York Stock Exchange under the symbol “WOR.” We maintain a website at www.worthingtonindustries.com where general information about us is available. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

The offering

The summary below sets forth some of the principal terms of the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete discussion of the notes, please refer to the “Description of notes” section in this prospectus supplement and the “Description of Debt Securities” section in the accompanying prospectus.

Issuer	Worthington Industries, Inc.

Notes offered	$ aggregate principal amount of % Senior Notes due 2032.

Maturity	The notes will mature on , 2032.

Interest	% per year.

Interest payment dates	We will pay interest on the notes semi-annually on and of each year, commencing , 2018.

Ranking	The notes will be senior unsecured obligations of Worthington and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our future subordinated indebtedness. In addition, the notes will be structurally subordinated in right of payment to all of our subsidiaries’ obligations and effectively subordinated to all of our secured obligations, to the extent of the assets securing such obligations.

At May 31, 2017, after giving effect to the AMTROL acquisition (see “Summary—Recent developments”) and the application of the use of proceeds from this offering as described under the heading “Use of proceeds,” Worthington would have had approximately $552.0 million of indebtedness ranking equally in right of payment with the notes and our subsidiaries would have had aggregate balance sheet liabilities of approximately $663.2 million, excluding intercompany obligations.

Optional redemption	We may redeem the notes prior to maturity, in whole or in part, at a redemption price equal to the greater of the principal amount of such notes and the make-whole price described under the heading “Description of notes—Optional redemption” plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Change of control triggering event	If a change of control triggering event occurs and we have not previously exercised our right to redeem all of the outstanding notes, each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of notes—Purchase upon a change of control triggering event.”

Covenants

The indenture governing the notes contains covenants that, with certain exceptions, limit our ability to incur certain liens, enter into sale/leaseback transactions and merge, consolidate or sell all or substantially all of our assets.

See “Description of notes—Certain covenants” in this prospectus supplement and “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Form of notes	The notes will be represented by one or more global securities registered in the name of Cede & Co., the nominee of The Depository Trust Company.

Use of proceeds	We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $ from this offering. We intend to use the net proceeds from the sale of the notes to repay our borrowings under our revolving credit facility and to repay amounts outstanding under our revolving trade accounts receivable securitization facility. We intend to add the remaining portion of the net proceeds from the sale of the notes to our working capital to be used for general corporate purposes, which may include the repayment of other indebtedness. See “Use of proceeds.”

Conflicts of interest	As described in “Use of proceeds,” some of the net proceeds of this offering will be used to pay down borrowings under our revolving credit facility. Because more than 5% of the proceeds of this offering, not including underwriting compensation, will be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated investment grade or better by Moody’s rating service, Standard & Poor’s rating service or another rating service acceptable to FINRA.

No public market	The notes are a new issue of securities for which there is currently no established trading market. We do not intend to apply for a listing of the notes on any national securities exchange.

Trustee and paying agent	U.S. Bank National Association.

Risk factors	An investment in the notes involves risks. See the “Risk factors” section beginning on page S-15 of this prospectus supplement, as well as the risk factors disclosed in the accompanying prospectus and the documents incorporated by reference, for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary financial information

In the table below, we provide you with our summary financial information, which is derived from our consolidated financial statements. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement. See “Where you can find more information” and “Incorporation of certain documents by reference.”

	Fiscal year ended May 31,
	2017	2016	2015	2014	2013
	(in thousands, except per share amounts)
Net sales	$3,014,108	$2,819,714	$3,384,234	$3,126,426	$2,612,244
Cost of goods sold	2,478,203	2,367,121	2,920,701	2,633,907	2,215,601

Gross margin	535,905	452,593	463,533	492,519	396,643
Selling, general and administrative expense	316,373	297,402	295,920	300,396	258,324
Impairment of goodwill and long-lived assets	—	25,962	100,129	58,246	6,488
Restructuring and other expense (income)	6,411	7,177	6,927	(1,876)	2,689

Operating income	213,121	122,052	60,557	135,753	129,142
Miscellaneous income	3,764	11,267	795	16,963	1,452
Interest expense	(29,796)	(31,670)	(35,800)	(26,671)	(23,918)
Equity in net income of unconsolidated affiliates	110,038	114,966	87,476	91,456	94,624

Earnings before income taxes	297,127	216,615	113,028	217,501	201,300
Income tax expense	79,190	58,987	25,772	57,349	64,465

Net earnings	217,937	157,628	87,256	160,152	136,835
Net earnings attributable to noncontrolling interests	13,422	13,913	10,471	8,852	393

Net earnings attributable to controlling interest	$204,515	$143,715	$76,785	$151,300	$136,442

Earnings per share—diluted:
Average common shares outstanding—diluted	64,874	64,755	68,483	71,664	71,314

Net earnings per share attributable to controlling interest	$3.15	$2.22	$1.12	$2.11	$1.91

Common shares outstanding at end of period	62,802	61,534	64,141	67,408	69,752
Cash dividends declared per common share	$0.80	$0.76	$0.72	$0.60	$0.52

Balance Sheet Data (at period end)
Total assets	$2,325,344	$2,061,264	$2,082,305	$2,293,578	$1,949,681
Total debt	578,610	581,004	667,905	663,521	519,880
Total shareholders’ equity—controlling interest	951,635	793,371	749,112	850,812	830,822

Risk factors

Investing in the notes involves various risks. There are a number of factors, including those described below, that could materially and adversely affect our results of operations, financial condition, liquidity and cash flows. You should carefully consider the risks and uncertainties described below and in our Annual Report on Form 10-K for the fiscal year ended May 31, 2017 and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations. See also the discussion under the heading “Forward-looking statements.”

Risks related to our business

General economic or industry downturns and weakness

Our industries are cyclical and weakness or downturns in the general economy or certain industries could have an adverse effect on our business.    If the domestic or global economies, or certain industry sectors of those economies that are key to our sales, deteriorate, it could result in a corresponding decrease in demand for our products and negatively impact our results of operations and financial condition. Global economic conditions, particularly in Europe, remain fragile, and the actions taken to implement the referendum by United Kingdom voters to exit the European Union (“Brexit”) could heighten these concerns.

The automotive and construction industries account for a significant portion of our net sales, and reduced demand from these industries could adversely affect our business.    An overall downturn in the general economy, a disruption in capital and credit markets, high unemployment, reduced consumer confidence or other factors could cause reductions in demand from our end markets in general and, in particular, the automotive and construction end markets. If demand for the products we sell to the automotive, construction or other end markets which we supply were to be reduced, our sales, financial results and cash flows could be negatively affected.

We face intense competition which may cause decreased demand, decreased market share and/or reduced prices for our products and services.    Our businesses operate in industries that are highly competitive and have been subject to increasing consolidation of customers. Because of the range of the products and services we sell and the variety of markets we serve, we encounter a wide variety of competitors. Our failure to compete effectively and/or pricing pressures resulting from competition may adversely impact our businesses and financial results.

Financial difficulties and bankruptcy filings by our customers could have an adverse impact on our businesses.    In past years, some customers have experienced and some continue to experience challenging financial conditions. The financial difficulties of certain customers and/or their failure to obtain credit or otherwise improve their overall financial condition could result in changes within the markets we serve, including plant closings, decreased production, reduced demand, changes in product mix, unfavorable changes in the prices, terms or conditions we are able to obtain and other changes that may result in decreased purchases from us and otherwise negatively impact our businesses. These conditions also increase the risk that our customers may delay or default on their payment obligations to us. If the general economy or any of our markets decline, the risk of bankruptcy filings by and financial difficulties of our customers may increase. While we have taken and will continue to take steps intended to mitigate the impact of financial difficulties and potential bankruptcy filings by our customers, these matters could have a negative impact on our businesses.

If the price of natural gas and/or oil prices remain low or decline further, the demand for products in our oil and gas equipment business could be adversely affected.    Volatility or weakness in oil prices or natural gas prices, or the perception of future price weakness, affects the spending patterns of our customers within the oil and gas equipment business. This has resulted and may continue to result in the drilling of fewer wells and lower production spending on existing wells, lowering demand for our oil and gas equipment products and negatively impacting our results of operations and financial condition. Likewise, lower oil prices has limited, and may continue to limit, the number of vehicles changing from gasoline as a fuel to CNG, propane or alternative fuels which could negatively impact demand for our alternative fuel cylinders and systems.

Volatility in the United States and worldwide capital and credit markets could impact our end markets and result in negative impacts on demand, increased credit and collection risks and other adverse effects on our businesses.    The domestic and worldwide capital and credit markets have experienced significant volatility, disruptions and dislocations with respect to price and credit availability. These factors caused diminished availability of credit and other capital in our end markets, and for participants in, and the customers of, those markets. Although domestic credit markets have largely stabilized from the height of the financial crisis, the effects of the financial crisis continue to present additional risks to us, our customers and suppliers. In particular, there is no guarantee that the credit markets or liquidity will not once again be restricted. Additionally, stricter lending standards may make it more difficult and costly for some firms to access the credit markets. Further, uncertainties in Europe regarding the financial sector and sovereign debt and the potential impact on banks in other regions of the world will continue to weigh on global and domestic growth. Although we believe we have adequate access to several sources of contractually committed borrowings and other available credit facilities, these risks could temporarily restrict our ability to borrow money on acceptable terms in the credit markets and potentially could affect our ability to draw on our credit facilities. In addition, restricted access to the credit markets could make it difficult, or in some cases, impossible for customers to borrow money to fund their operations. Lack of, or limited access to, capital would adversely affect our customers’ ability to purchase our products or, in some cases, to pay for our products on a timely basis.

Raw material pricing and availability

Our operating results may be adversely affected by declining steel prices.    If steel prices or other raw material prices decrease, competitive conditions may impact how quickly we must reduce our prices to our customers, and we could be forced to use higher-priced raw materials then on hand to complete orders for which the selling prices have decreased. Decreasing steel prices could also require us to write-down the value of our inventory to reflect current market pricing.

Our operating results may be affected by fluctuations in raw material prices, and we may be unable to pass on increases in raw material costs to our customers.    Our principal raw material is flat-rolled steel, which we purchase from multiple primary steel producers. The steel industry as a whole has been cyclical, and at times availability and pricing can be volatile due to a number of factors beyond our control. These factors include general economic conditions, domestic and worldwide demand, domestic and worldwide supply, the influence of hedge funds and other investment funds participating in commodity markets, curtailed production from major suppliers due to factors such as the closing or idling of facilities, accidents or equipment breakdowns, repairs or catastrophic events, labor costs or problems, competition, new laws and regulations, import duties, tariffs, energy costs, availability and cost of steel inputs (e.g., ore, scrap, coke and energy), currency exchange rates and other factors described in the immediately following paragraph. This volatility, as well as any increases in raw material costs, could significantly affect our steel costs and adversely impact our financial results. If our suppliers increase the prices of our critical raw materials, we may not have alternative sources of supply. In addition, in an environment of increasing prices for steel and other raw materials, competitive conditions may impact how much of the price increases we can pass on to our customers. To the extent we are unable to pass on future price increases in our raw materials to our customers, our financial results could be adversely affected.

The costs of manufacturing our products and our ability to supply our customers could be negatively impacted if we experience interruptions in deliveries of needed raw materials or supplies.    If, for any reason, our supply of flat-rolled steel or other key raw materials, such as aluminum, zinc or helium, or other supplies is curtailed or we are otherwise unable to obtain the quantities we need at competitive prices, our business could suffer and our financial results could be adversely affected. Such interruptions could result from a number of factors, including a shortage of capacity in the supplier base of raw materials, energy or the inputs needed to make steel or other supplies, a failure of suppliers to fulfill their supply or delivery obligations, financial difficulties of suppliers resulting in the closing or idling of supplier facilities, other significant events affecting supplier facilities, significant weather events, those factors listed in the immediately preceding paragraph or other factors beyond our control. Further, the number of suppliers has decreased in recent years due to industry consolidation and the financial difficulties of certain suppliers, and this consolidation may continue.

Inventories

Our businesses could be harmed if we fail to maintain proper inventory levels.    We are required to maintain sufficient inventories to accommodate the needs of our customers including, in many cases, short lead times and just-in-time delivery requirements. Although we typically have customer orders in hand prior to placement of our raw material orders for our Steel Processing operating segment, we anticipate and forecast customer demand for each of our operating segments. We purchase raw materials on a regular basis in an effort to maintain our inventory at levels that we believe are sufficient to satisfy the anticipated needs of our customers based upon orders, customer volume expectations, historic buying practices and market conditions. Inventory levels in excess of customer demand may result in the use of higher-priced inventory to fill orders reflecting lower selling prices, if raw material prices have significantly decreased. These events could adversely affect our financial results. Conversely, if we underestimate demand for our products or if our suppliers fail to supply quality products in a timely manner, we may experience inventory shortages. Inventory shortages could result in unfilled orders, negatively impacting our customer relationships and resulting in lost revenues, which could harm our businesses and adversely affect our financial results.

Suppliers and customers

The loss of significant volume from our key customers could adversely affect us.    A significant loss of, or decrease in, business from any of our key customers could have an adverse effect on our sales and financial results if we cannot obtain replacement business. Also, due to consolidation in the industries we serve, including the construction, automotive, and retail industries, our sales may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers. In addition, certain of our top customers may be able to exert pricing and other influences on us, requiring us to market, deliver and promote our products in a manner that may be more costly to us. We generally do not have long-term contracts with our customers. As a result, although our customers periodically provide indications of their product needs and purchases, they generally purchase our products on an order-by-order basis, and the relationship, as well as particular orders, can be terminated at any time.

Many of our key industries, such as automotive, oil and gas, construction and heavy mobile equipment, are cyclical in nature.    Many of our key industries, such as automotive, oil and gas, construction and heavy mobile equipment, are cyclical and can be impacted by both market demand and raw material supply, particularly with respect to steel. The demand for our products is directly related to, and quickly impacted by, customer demand in our industries, which can change as the result of changes in the general United States or worldwide economies and other factors beyond our control. Adverse changes in demand or pricing can have a negative effect on our businesses.

Significant reductions in sales to any of the Detroit Three automakers could have a negative impact on our business.    More than half of the net sales of our Steel Processing operating segment and a significant amount of the net sales of certain joint ventures are to automotive-related customers. Although we do sell to the domestic operations of foreign automakers and their suppliers, a significant portion of our automotive sales are to Ford, General Motors, and FCA US (the “Detroit Three automakers”) and their suppliers. A reduction in sales for any of the Detroit Three automakers could negatively impact our business. Since 2011, automobile producers have been taking steps toward complying with new Corporate Average Fuel Economy mileage requirements for new cars and light trucks that they produce. As automobile producers work to produce vehicles in compliance with these standards, they may reduce the amount of steel or begin utilizing alternative materials in cars and trucks to improve fuel economy, thereby reducing demand for steel and resulting in further over-supply of steel in North America. Certain automakers have announced that they will use greater amounts of aluminum and smaller proportions of steel in some new models.

A significant reduction in sales to any of our large heavy mobile equipment customers could have a negative impact on our business.    Substantially all of the sales of our Engineered Cabs operating segment are to customers who manufacture heavy mobile equipment. A reduction in sales to any of our major customers in this market could negatively impact our business. A reduction in demand could result from numerous causes including a reduction in overall market demand for heavy mobile equipment, in-sourcing of engineered cabs by our customers, or increased competition.

The closing or relocation of customer facilities could adversely affect us.    Our ability to meet delivery requirements and the overall cost of our products as delivered to customer facilities are important competitive factors. If customers close or move their production facilities further away from our manufacturing facilities which can supply them, it could have an adverse effect on our ability to meet competitive conditions, which could result in the loss of sales. Likewise, if customers move their production facilities outside the United States, it could result in the loss of potential sales for us.

Sales conflicts with our customers and/or suppliers may adversely impact us.    In some instances, we may compete with one or more of our customers and/or suppliers in pursuing the same business. In addition, in the Engineered Cabs business, our customers often have the option of producing certain cabs in-house instead of having them supplied by us or our competition and to the extent they elect to produce such cabs in-house, it could adversely affect our sales. Such conflicts may strain our relationships with those parties, which could adversely affect our future business with them.

The closing or idling of steel manufacturing facilities could have a negative impact on us.    As steel makers have reduced their production capacities by closing or idling production lines, the number of facilities from which we can purchase steel, in particular certain specialty steels, has decreased. Accordingly, if delivery from a supplier is disrupted, particularly with respect to certain types of specialty steel, it may be more difficult to obtain an alternate supply than in the past. These closures and disruptions could also have an adverse effect on our suppliers’ on-time delivery performance, which could have an adverse effect on our ability to meet our own delivery commitments and may have other adverse effects on our businesses.

The loss of key supplier relationships could adversely affect us.    Over the years, our various manufacturing operations have developed relationships with certain steel and other suppliers which have been beneficial to us by providing more assured delivery and a more favorable all-in cost, which includes price and shipping costs. If any of those relationships were disrupted, it could have an adverse effect on delivery times and the overall cost and quality of our raw materials, which could have a negative impact on our businesses. In addition, we do not have long-term contracts with any of our suppliers. If, in the future, we are unable to obtain sufficient amounts of steel and other products at competitive prices and on a timely basis from our traditional suppliers, we may be unable to obtain these products from alternative sources at competitive prices to meet our delivery schedules, which could have a material adverse impact on our results of operations.

Competition

Our businesses are highly competitive, and increased competition could negatively impact our financial results.    Generally, the markets in which we conduct business are highly competitive. Our competitors include a variety of both domestic and foreign companies in all major markets. Competition for most of our products is primarily on the basis of price, product quality and our ability to meet delivery requirements. Depending on a variety of factors, including raw material, energy, labor and capital costs, government control of currency exchange rates and government subsidies of foreign steel producers or competitors, our businesses may be materially adversely affected by competitive forces. Competition may also increase if suppliers to or customers of our industries begin to more directly compete with our businesses through new facilities, acquisitions or otherwise. As noted above, we can have conflicts with our customers or suppliers who, in some cases, supply the same products and services as we do. Increased competition could cause us to lose market share, increase expenditures, lower our margins or offer additional services at a higher cost to us, which could adversely impact our financial results.

Material substitution

If steel prices increase compared to certain substitute materials, the demand for our products could be negatively impacted, which could have an adverse effect on our financial results.    In certain applications, steel competes with other materials, such as aluminum (particularly in the automobile industry), cement and wood (particularly in the construction industry), composites, glass and plastic. Prices of all of these materials fluctuate widely, and differences between the prices of these materials and the price of steel may adversely affect demand for our products and/or encourage material substitution, which could adversely affect prices of and demand for steel products. The higher cost of steel relative to certain other materials may make material substitution more attractive for certain uses.

If increased government mileage standards for automobiles result in the substitution of other materials for steel, demand for our products could be negatively impacted, which could have an adverse effect on our financial results.    Due to government requirements that manufacturers increase the fuel efficiency of automobiles, the automobile industry is exploring alternative materials to steel to decrease weight. The substitution of lighter weight material for steel in automobiles could adversely affect prices of and demand for our steel products.

Freight and energy

Increasing freight and energy costs could increase our operating costs, which could have an adverse effect on our financial results.    The availability and cost of freight and energy, such as electricity, natural gas and diesel fuel, are important in the manufacture and transport of our products. Our operations consume substantial amounts of energy, and our operating costs generally increase when energy costs rise. Factors that may affect our energy costs include significant increases in fuel, oil or natural gas prices, unavailability of electrical power or other energy sources due to droughts, hurricanes or other natural causes or due to shortages resulting from insufficient supplies to serve customers, or interruptions in energy supplies due to equipment failure or other causes. During periods of increasing energy and freight costs, we may be unable to fully recover our operating cost increases through price increases without reducing demand for our products. Our financial results could be adversely affected if we are unable to pass all of the increases on to our customers or if we are unable to obtain the necessary freight and energy. Also, increasing energy costs could put a strain on the transportation of our materials and products if the increased costs force certain transporters to close.

We depend on third parties for freight services, and increases in costs or the lack of availability of freight services can adversely affect our operations.    We rely primarily on third parties for transportation of our products as well as delivery of our raw materials, primarily by truck. If, due to a lack of freight services, raw materials are not delivered to us in a timely manner, we may be unable to manufacture and deliver our products to meet customer demand. Likewise, if due to a lack of freight service, we cannot deliver our products in a timely manner, it could harm our reputation, negatively affect our customer relationships and have a material adverse effect on our results of operations.

Information systems

We are subject to information system security risks and systems integration issues that could disrupt our internal operations.    We are dependent upon information technology and networks in connection with a variety of business activities including the distribution of information internally and to our customers and suppliers. This information technology is subject to potential damage or interruption from a variety of sources, including, without limitation, computer viruses, security breaches, and natural disasters. We could also be adversely affected by system or network disruptions if new or upgraded business management systems are defective, not installed properly or not properly integrated into operations. Various measures have been implemented to manage our risks related to information system and network disruptions and to prevent attempts to gain unauthorized access to our information systems. While we undertake mitigating activities to counter these risks, a system failure could negatively impact our operations and financial results and cyber-attacks could threaten the integrity of our trade secrets and sensitive intellectual property.

Business disruptions

Disruptions to our business or the business of our customers or suppliers could adversely impact our operations and financial results.    Business disruptions, including increased costs for, or interruptions in, the supply of energy or raw materials, resulting from shortages of supply or transportation, severe weather events (such as hurricanes, tsunamis, earthquakes, tornados, floods and blizzards), casualty events (such as explosions, fires or material equipment breakdown), acts of terrorism, pandemic disease, labor disruptions, the idling of facilities due to reduced demand (resulting from a downturn in economic activity or otherwise) or other events (such as required maintenance shutdowns), could cause interruptions to our businesses as well as the operations of our customers and suppliers. While we maintain insurance coverage that can offset some losses relating to certain types of these events, losses from business disruptions could have an adverse effect on our operations and financial results and we could be adversely impacted to the extent any such losses are not covered by insurance or cause some other adverse impact to us.

Foreign operations

Economic, political and other risks associated with foreign operations could adversely affect our international financial results.    Although the substantial majority of our business activity takes place in the United States, we derive a portion of our revenues and earnings from operations in foreign countries, and we are subject to risks associated with doing business internationally. We have wholly-owned facilities in Austria, Poland and Portugal and joint venture facilities in Canada, China, France, India, Mexico, Turkey and the United Kingdom, and are active in exploring other foreign opportunities. The risks of doing business in foreign countries include, among other factors: the potential for adverse changes in the local political climate, in diplomatic relations between foreign countries and the United States or in government policies, laws or regulations; terrorist activity that may cause social disruption; logistical and communications challenges; costs of complying with a variety of laws and regulations; difficulty in staffing and managing geographically diverse operations; deterioration of foreign economic conditions; inflation and fluctuations in interest rates; foreign currency exchange rate fluctuations; foreign exchange restrictions; differing local business practices and cultural considerations; restrictions on imports and exports or sources of supply, including energy and raw materials; changes in duties, quotas, tariffs, taxes or other protectionist measures; and potential issues related to matters covered by the Foreign Corrupt Practices Act, regulations related to import/export controls, the Office of Foreign Assets Control sanctions program, anti-boycott provisions or similar laws. We believe that our business activities outside of the United States involve a higher degree of risk than our domestic activities, and any one or more of these factors could adversely affect our operating results and financial condition. In addition, global and regional economic conditions and the volatility of worldwide capital and credit markets have significantly impacted and may continue to significantly impact our foreign customers and markets. These factors may result in decreased demand in our foreign operations and have had significant negative impacts on our business. Refer to the General economic or industry downturns and weakness risk factors herein for additional information concerning the impact of the global economic conditions and the volatility of capital and credit markets on our business.

Joint ventures

A change in the relationship between the members of any of our joint ventures may have an adverse effect on that joint venture.    We have been successful in the development and operation of various joint ventures, and our equity in net income from our joint ventures, particularly WAVE, has been important to our financial results. We believe an important element in the success of any joint venture is a solid relationship between the members of that joint venture. If there is a change in ownership, a change of control, a change in management or management philosophy, a change in business strategy or another event with respect to a member of a joint venture that adversely impacts the relationship between the joint venture members, it could adversely impact that joint venture. In addition, joint ventures necessarily involve special risks. Whether or not we hold a majority interest or maintain operational control in a joint venture, our partners may have economic or business interests or goals that are inconsistent with our interests or goals. For example, our partners may exercise veto rights to block actions that we believe to be in our best interests, may take action contrary to our policies or objectives with respect to our investments, or may be unable or unwilling to fulfill their obligations or commitments to the joint venture.

Acquisitions

We may be unable to successfully consummate, manage or integrate our acquisitions or our acquisitions may not meet our expectations.    A portion of our growth has occurred through acquisitions. We may from time to time continue to seek attractive opportunities to acquire businesses, enter into joint ventures and make other investments that are complementary to our existing strengths. There are no assurances, however, that any acquisition opportunities will arise or, if they do, that they will be consummated, or that any needed additional financing for such opportunities will be available on satisfactory terms when required. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations, that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, that we may assume unknown liabilities from the seller, that the acquired businesses may not be integrated successfully and that the acquisitions may strain our management resources or divert management’s attention from other business concerns. International acquisitions may present unique challenges and increase our exposure to the risks associated with foreign operations and countries. Also, failure to successfully integrate any of our acquisitions may cause significant operating inefficiencies and could adversely affect our operations and financial condition.

Capital expenditures

Our business requires capital investment and maintenance expenditures, and our capital resources may not be adequate to provide for all of our cash requirements.    Many of our operations are capital intensive. For the five-year period ended May 31, 2017, our total capital expenditures, including acquisitions and investment activity, were approximately $718.2 million. Additionally, as of May 31, 2017, we were obligated to make aggregate lease payments of $40.5 million under operating lease agreements. Our businesses also require expenditures for maintenance of our facilities. We currently believe that we have adequate resources (including cash and cash equivalents, cash provided by operating activities, availability under existing credit facilities and unused lines of credit) to meet our cash needs for normal operating costs, capital expenditures, debt repayments, dividend payments, future acquisitions and working capital for our existing business. However, given the potential for challenges, uncertainty and volatility in the domestic and global economies and financial markets, there can be no assurance that our capital resources will be adequate to provide for all of our cash requirements.

Litigation

We may be subject to legal proceedings or investigations, the resolution of which could negatively affect our results of operations and liquidity in a particular period.    Our results of operations or liquidity in a particular period could be affected by an adverse ruling in any legal proceedings or investigations which may be pending against us or filed against us in the future. We are also subject to a variety of legal and compliance risks, including, without limitation, potential claims relating to product liability, product recall, health and safety, environmental matters, intellectual property rights, taxes and compliance with U.S. and foreign export laws, anti-bribery laws, competition laws and sales and trading practices. While we believe that we have adopted appropriate risk management and compliance programs to address and reduce these risks, the global and diverse nature of our operations means that these risks will continue to exist and additional legal proceedings and contingencies may arise from time to time. An adverse ruling or settlement or an unfavorable change in laws, rules or regulations could have a material adverse effect on our results of operations or liquidity in a particular period.

Claims and insurance

Adverse claims experience, to the extent not covered by insurance, may have an adverse effect on our financial results.    We self-insure a significant portion of our potential liability for workers’ compensation, product liability, cyber liability, product recall, general liability, pollution liability, property liability, automobile liability and employee medical claims. In order to reduce risk, we purchase insurance from highly-rated, licensed insurance carriers that cover most claims in excess of the applicable deductible or retained amounts. We maintain reserves for the estimated cost to resolve open claims as well as an estimate of the cost of claims that have been incurred but not reported. The occurrence of significant claims, our failure to adequately reserve for such claims, a significant cost increase to maintain our insurance or the failure of our insurance providers to perform could have an adverse impact on our financial condition and results of operations.

Accounting and tax-related estimates

We are required to make accounting and tax-related estimates, assumptions and judgments in preparing our consolidated financial statements, and actual results may differ materially from the estimates, assumptions and judgments that we use.    In preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States, we are required to make certain estimates and assumptions that affect the accounting for and recognition of assets, liabilities, revenues and expenses. These estimates and assumptions must be made because certain information that is used in the preparation of our consolidated financial statements is dependent on future events, or cannot be calculated with a high degree of precision from data available to us. In some cases, these estimates and assumptions are particularly difficult to determine and we must exercise significant judgment. Some of the estimates, assumptions and judgments having the greatest amount of uncertainty, subjectivity and complexity are related to our accounting for bad debts, returns and allowances, inventory, self-insurance reserves, derivatives, stock-based compensation, deferred tax assets and liabilities and asset impairments. Our actual results may differ materially from the estimates, assumptions and judgments that we use, which could have a material adverse effect on our financial condition and results of operations.

Tax laws and regulations

Tax increases or changes in tax laws or regulations could adversely affect our financial results.    We are subject to tax and related obligations in the jurisdictions in which we operate or do business, including state, local, federal and foreign taxes. The taxing rules of the various jurisdictions in which we operate or do business often are complex and subject to varying interpretations. Tax authorities may challenge tax positions that we take or historically have taken, and may assess taxes where we have not made tax filings or may audit the tax filings we have made and assess additional taxes. Some of these assessments may be substantial, and also may involve the imposition of penalties and interest. In addition, governments could change their existing tax laws, impose new taxes on us or increase the rates at which we are taxed in the future. The payment of substantial additional taxes, penalties or interest resulting from tax assessments, or the imposition of any new taxes, could materially and adversely impact our results of operations and financial condition.

Principal shareholder

Our principal shareholder may have the ability to exert significant influence in matters requiring a shareholder vote and could delay, deter or prevent a change in control of Worthington Industries.    Pursuant to our charter documents, certain matters such as those in which a person would attempt to acquire or take control of the Company, must be approved by the vote of the holders of common shares representing at least 75% of Worthington Industries’ outstanding voting power. Approximately 28% of our outstanding common shares are beneficially owned, directly or indirectly, by John P. McConnell, our Chairman of the Board and Chief Executive Officer. As a result of his beneficial ownership of our common shares, Mr. McConnell may have the ability to exert significant influence in these matters and other proposals upon which our shareholders may vote.

Key employees

If we lose senior management or other key employees, our business may be adversely affected.    Our ability to successfully operate, grow our business and implement our business strategies is largely dependent on the efforts, abilities and services of our senior management and other key employees. The loss of any of these individuals or our inability to attract, train and retain additional personnel could reduce the competitiveness of our business or otherwise impair our operations or prospects. Our future success will also depend, in part, on our ability to attract and retain qualified personnel, including engineers and other skilled technicians, who have experience in the application of our products and are knowledgeable about our business, markets and products. We cannot assure that we will be able to retain our existing senior management personnel or other key employees or attract additional qualified personnel when needed. The loss of any member of our management team could adversely impact our business and operations. We have not entered into any formal employment contracts with or other stand-alone change in control provisions relative to our executive officers. However, we do have certain change in control provisions in our various compensation plans. We may modify our management structure from time to time or reduce our overall workforce, which may create marketing, operational and other business risks.

Credit ratings

Ratings agencies may downgrade our credit ratings, which may make it more difficult for us to raise capital and could increase our financing costs.    Any downgrade in our credit ratings may make raising capital more difficult, may increase the cost and affect the terms of future borrowings, may affect the terms under which we purchase goods and services and may limit our ability to take advantage of potential business opportunities. In addition, the interest rate on our revolving credit facility is tied to our credit ratings, and any downgrade of our credit ratings would likely result in an increase in the cost of borrowings under our revolving credit facility.

Difficult financial markets

Should we be required to raise capital in the future, we could face higher borrowing costs, less available capital, more stringent terms and tighter covenants or, in extreme conditions, an inability to raise capital.    Although we currently have significant borrowing availability under our existing credit facilities and should be able to access other capital if needed, should those facilities become unavailable due to covenant or other defaults, or should financial results tighten so that we otherwise cannot raise capital outside our existing facilities, or the terms under which we do so change, we may be negatively impacted. Any adverse change in our access to capital or the terms of our borrowings, including increased costs, could have a negative impact on our financial condition.

Environmental, health and safety

We may incur additional costs related to environmental and health and safety matters.    Our operations and facilities are subject to a variety of federal, state, local and foreign laws and regulations relating to the protection of the environment and human health and safety. Compliance with these laws and regulations and any changes therein may sometimes involve substantial operating costs and capital expenditures, and any failure to maintain or achieve compliance with these laws and regulations or with the permits required for our operations could result in increased costs and capital expenditures and potentially fines and civil or criminal sanctions, third-party claims for property damage or personal injury, cleanup costs or temporary or permanent discontinuance of operations. Over time, we and predecessor operators of our facilities have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities, including cleanup obligations, could exist at our facilities or at off-site locations where materials from our operations were disposed of or at facilities we have divested, which could result in future expenditures that cannot be currently quantified and which could reduce our profits and cash flow. We may be held strictly liable for any contamination of these sites, and the amount of any such liability could be material. Under the “joint and several” liability principle of certain environmental laws, we may be held liable for all remediation costs at a particular site, even with respect to contamination for which we are not responsible. In addition, changes in environmental and human health and safety laws, rules, regulations or enforcement policies could have a material adverse effect on our business, financial condition or results of operations.

Legislation and regulations

Certain proposed legislation and regulations may have an adverse impact on the economy in general and in our markets specifically, which may adversely affect our businesses.    Our businesses may be negatively impacted by a variety of new or proposed legislation or regulations. For example, legislation and regulations proposing increases in taxation on, or heightened regulation of, greenhouse gas emissions may result in higher prices for steel, higher prices for utilities required to run our facilities, higher fuel costs for us and our suppliers and distributors and other adverse impacts. To the extent that new legislation or regulations increase our costs, we may not be able to fully pass these costs on to our customers without a resulting decline in sales and adverse impact to our profits. Likewise, to the extent new legislation or regulations would have an adverse effect on the economy, our markets or the ability of domestic businesses to compete against foreign operations, we could also be adversely impacted.

Legislation, regulations or other events which could adversely affect the ability or cost to recover natural gas or oil may negatively affect our business.    In recent years, increasing amounts of oil and natural gas have been produced through the hydraulic fracking process throughout the United States and North America. This has resulted in decreasing energy costs, particularly for natural gas and similar energy products. This reduction has helped lower energy costs for U.S. businesses. Also, some of our recent acquisitions supply products which are used by companies engaged in hydraulic fracking. If legislation, regulations or other events limit the ability to recover such fuels through hydraulic fracking or increase the cost thereof, it could have a negative impact on our business, the U.S. economy and U.S. businesses in general, which could result in decreased demand for our products or otherwise negatively impact our business.

The provisions of health care laws could adversely affect our businesses.    As the effects of the Patient Protection and Affordable Care Act (“Obamacare”) continue to evolve and insurers, governments and employers take action related thereto, the impact on U.S. health care costs are unknown, but these costs have increased. Many project that there will continue to be significant increases in health care costs which could adversely impact the U.S. economy and U.S. businesses. This could result in a decreased demand for our products and the Company’s health care costs could increase which would negatively impact our profits. Congress is considering amending or replacing Obamacare, but it is uncertain if any changes or a replacement will be affected or what the impact of any such changes or replacement will be.

Changes to global data privacy laws and cross-border transfer requirements could adversely affect our business and operations.    Our business depends on the transfer of data between our affiliated entities, to and from our business partners, and with third-party service provides, which may be subject to global data privacy laws and cross-border transfer restrictions. While we take steps to comply with these legal requirements, the volatility and changes to the applicability of those laws may impact our ability to effectively transfer data across borders in support of our business operations.

Seasonality

Our operations have been subject to seasonal fluctuations that may impact our cash flows for a particular period.    Historically our sales are generally strongest in the fourth quarter of the fiscal year when all of our business segments are normally operating at seasonal peaks, and our sales are generally weaker in the third quarter of the fiscal year, primarily due to reduced activity in the building and construction industry as a result of the colder, more inclement weather, as well as customer plant shutdowns in the automotive industry due to holidays. Our quarterly results may also be affected by the timing of large customer orders. Consequently, our cash flow from operations may fluctuate significantly from quarter to quarter. If, as a result of any such fluctuation, our quarterly cash flows were significantly reduced, we may be unable to service our indebtedness or maintain compliance with certain covenants under our credit facilities. A default under any of the documents governing our indebtedness could prevent us from borrowing additional funds, limit our ability to pay interest or principal and allow our lenders to declare the amounts outstanding to be immediately due and payable and to exercise certain other remedies.

Impairment charges

Weakness or instability in the general economy, our markets or our results of operations could result in future asset impairments, which would reduce our reported earnings and net worth.    We review the carrying value of our long-lived assets, excluding purchased goodwill and intangible assets with indefinite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. Impairment testing involves a comparison of the sum of the undiscounted future cash flows of the asset or asset group to its respective carrying amount. If the sum of the undiscounted future cash flows exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the sum of the undiscounted future cash flows, then a second step is performed to determine the amount of impairment, if any, to be recognized. For long-lived assets other than goodwill, an impairment loss is recognized to the extent that the carrying amount of the asset or asset group exceeds fair value. Goodwill and intangible assets with indefinite lives are tested for impairment annually, during the fourth quarter, or more frequently if events or changes in circumstances indicate that impairment may be present. The goodwill impairment test consists of comparing the fair value of each reporting unit, determined using discounted cash flows, to each reporting unit’s respective carrying value. If the estimated fair value of the reporting unit exceeds its carrying value, there is no impairment. If the carrying amount of the reporting unit exceeds its estimated fair value, a goodwill impairment is indicated. The amount of the goodwill impairment is determined by comparing the fair value of the net assets of the reporting unit, excluding goodwill, to its estimated fair value, with the difference representing the implied fair value of the goodwill. If the implied fair value of the goodwill is lower than its carrying value, the difference is recorded as an impairment charge in our consolidated statement of earnings. Economic conditions remain fragile in some markets and the possibility remains that the domestic or global economies, or certain industry sectors that are key to our sales, may deteriorate. If certain of our business segments are adversely affected by challenging economic and financial conditions, we may be required to record future impairments, which would negatively impact our results of operations.

Risks related to the offering

The notes are subject to prior claims of any of our secured creditors.

The notes are our senior unsecured general obligations, ranking equally in right of payment with other unsecured and unsubordinated debt but effectively subordinate to any secured debt to the extent of the assets securing such obligations. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such secured debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is subordinate to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless these assets are transferred to us by dividend or otherwise. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon that subsidiary’s bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the credit rating is issued. An explanation of the significance of such credit rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a credit rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s credit rating should be evaluated independently of any other agency’s credit rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our credit ratings are under further review for a downgrade, could adversely affect the market value of the notes and increase our corporate borrowing costs.

The limited covenants in the notes and the indenture may not provide protection against some events or developments that may affect the trading prices for the notes or our ability to repay the notes.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which would rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common shares or other securities ranking junior to the notes.

Furthermore, none of our joint ventures or subsidiaries that are not restricted subsidiaries (as such terms are defined in the indenture) are subject to the restrictive covenants in the notes or in the indenture. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the credit ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

An active trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange. Certain of the underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of Worthington or companies in our industry. As a result, no assurance can be given (i) that an active trading market will develop or be maintained for the notes, (ii) as to the liquidity of any market that does develop or (iii) as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a change of control.

Upon a change of control triggering event (as defined in the indenture governing the notes), unless we exercise our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of notes—Purchase upon a change of control triggering event.”

Use of proceeds

We estimate that the net proceeds from the sale of the notes, after deducting the underwriting discounts and certain offering expenses, will be approximately $        million. We intend to use the net proceeds from the sale of the notes to repay our borrowings under our revolving credit facility and to repay amounts outstanding under our revolving trade accounts receivable securitization facility. We intend to add the remaining portion of the net proceeds from the sale of the notes to our working capital to be used for general corporate purposes, which may include the repayment of other indebtedness.

We maintain a $500 million multi-year revolving credit facility with a group of lenders that matures in April 2020. As of May 31, 2017, there were no borrowings outstanding under the revolving credit facility. We had provided approximately $15.3 million in letters of credit for third-party beneficiaries as of May 31, 2017. While not drawn against at May 31, 2017, $13.6 million of these letters of credit were issued against availability under our revolving credit facility, leaving $486.4 million of availability under our revolving credit facility as of May 31, 2017. The AMTROL acquisition (discussed above in “Summary—Recent developments”) was partially funded through $20.0 million in borrowings under the revolving credit facility. Under the revolving credit facility, we have the option to borrow at rates equal to an applicable margin (determined by our credit rating) over the LIBOR, Prime rate or Fed Funds rate. Affiliates of certain of the underwriters are lenders under the revolving credit facility and will receive a portion of the net proceeds of this offering, which is being applied to repay a portion of such indebtedness. See “Underwriting (conflicts of interest)—Conflicts of interest.”

We also maintain a $100 million revolving trade accounts receivable securitization facility, which matures in January 2018. Pursuant to the terms of this facility, certain of our subsidiaries sell their accounts receivable without recourse, on a revolving basis, to Worthington Receivables Corporation (“WRC”), a wholly-owned consolidated, bankruptcy-remote subsidiary. In turn, WRC may sell without recourse, on a revolving basis, up to $100 million of undivided ownership interests in this pool of accounts receivable to a third-party bank. We retain an undivided interest in this pool and are subject to risk of loss based on the collectability of the receivables from this retained interest. Because the amount eligible to be sold excludes receivables more than 90 days past due, receivables offset by an allowance for doubtful accounts due to bankruptcy or other causes, concentrations over certain limits with specific customers and certain reserve amounts, we believe additional risk of loss is minimal. As of May 31, 2017, no undivided ownership interests in this pool of accounts receivable had been sold. The AMTROL acquisition (discussed above in “Summary—Recent developments”) was partially funded through the sale of $15.0 million of undivided ownership interests in this pool of accounts receivable.

Capitalization

The following table sets forth our capitalization as of May 31, 2017 on:

•	an actual basis;

•	an as adjusted basis to give effect to the AMTROL acquisition (see “Summary—Recent developments”); and

•

an as further adjusted basis to (1) give effect to the AMTROL acquisition and (2) reflect the sale of the notes and the application of the use of proceeds from the sale of the notes offered hereby as described under “Use of proceeds.”

You should read this table together with our consolidated financial statements (including the notes thereto) incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where you can find more information” and “Incorporation of certain documents by reference.”

	May 31, 2017
	Actual	As adjusted(1)	As further adjusted(2)
	(in millions)
Cash and cash equivalents	$278.1	$30.1	$

Long-term debt (including current portion):
Revolving credit facility(3)	$—	$20.0		$—
Revolving trade accounts receivable securitization facility(4)	—	15.0		—
6.50% senior notes due 2020	150.0	150.0		150.0
4.60% senior notes due 2024	150.0	150.0		150.0
4.55% senior notes due 2026	250.0	250.0		250.0
Unsecured term loan(5)	28.7	28.7		28.7
Secured term loan(6)	1.7	1.7		1.7
Notes offered hereby	—	—
Others including unamortized discount and debt issuance costs	(1.9)	(1.9)		(1.9)

Total long-term debt	$578.5	$608.5	$

Noncontrolling interests	$122.3	$122.3		$122.3

Shareholders’ equity—controlling interest	$951.6	$951.6		$951.6

Total capitalization	$1,652.4	$1,682.4	$

(1)	As adjusted to give effect to the AMTROL acquisition. The AMTROL acquisition was funded using a combination of approximately $248.0 million in cash, $20.0 million in borrowings under our revolving credit facility and $15.0 million of outstanding undivided ownership interests in the pool of accounts receivable sold under our revolving trade accounts receivable securitization facility. See “Summary—Recent developments.”

(2)	As further adjusted to (i) give effect to the AMTROL acquisition and (ii) reflect the issuance of the notes offered hereby and the application of net proceeds from this offering to repay $20.0 million of borrowings under our revolving credit facility and $15.0 million of outstanding undivided ownership interests in the pool of accounts receivable under our revolving trade accounts receivable securitization credit facility.

(3)	Our revolving credit facility has a maximum availability of $500 million. The revolving credit facility matures in April 2020. As of May 31, 2017, we had provided $15.3 million of letters of credit for third-party beneficiaries under our revolving credit facility. While not drawn against, $13.6 million of these letters of credit were issued against availability under our revolving credit facility, leaving $486.4 million available under the revolving credit facility at May 31, 2017. The AMTROL acquisition was partially funded through $20.0 million in borrowings under the revolving credit facility, which will be repaid with the net proceeds of this offering.

(4)	Our revolving trade accounts receivable securitization facility has a borrowing capacity of $100 million and matures in January 2018. As of May 31, 2017, no undivided ownership interests in the pool of accounts receivable subject to this facility had been sold. The AMTROL acquisition was partially funded through the sale of $15.0 million of undivided ownership interests in this pool of accounts receivable which, will be repaid with the net proceeds of this offering.

(5)	On September 26, 2014, our consolidated joint venture in Turkey, Worthington Aritas, executed a five-year term loan denominated in euros. The facility bears interest at a variable rate based on EURIBOR. The applicable variable rate was 1.500% at May 31, 2017. On October 15, 2014, we entered into an interest rate swap to fix the interest rate on 60% of the borrowings outstanding under this facility at 2.015% starting on December 26, 2014 through September 26, 2019. Borrowings against the facility were used for the construction of a cryogenics manufacturing facility in Turkey.

(6)	On April 27, 2012, we executed a $5.9 million seven-year term loan that matures on May 1, 2019 and requires monthly payments of $76,350. The loan bears interest at a rate of 2.49% and is secured by an aircraft that was purchased with its proceeds.

Description of notes

The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as “Debt Securities”) supplements and, to the extent inconsistent therewith, supersedes the description of the general terms and provisions of Debt Securities set forth in the accompanying prospectus. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying prospectus.

General

The notes will be issued under the indenture, dated as of April 13, 2010 (the “base indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as to be supplemented by the third supplemental indenture, dated as of                 , 2017 (the “third supplemental indenture”), between the Company and the Trustee (the base indenture, as so supplemented, the “indenture”). The indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the terms of the notes include those made part of the indenture by reference to the Trust Indenture Act. The following description and the description in the accompanying prospectus do not purport to be complete and are subject to and qualified in their entirety by reference to the Trust Indenture Act and all the provisions of the notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

Principal amount and maturity

The notes will initially be limited to $        aggregate principal amount and will mature on                     , 2032. The Company may, without notice to or consent of the holders or beneficial owners of the notes, issue in separate offerings additional notes having the same ranking, interest rate, maturity and other terms (except the issue date, price to the public and, if applicable, the initial interest payment date) as the notes. The notes and any such additional notes will constitute a single series under the indenture. If any such additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will be issued with a different CUSIP number (or other applicable identifying number).

Interest

Except as otherwise provided in the indenture, interest on the notes as set forth on the cover page of this prospectus supplement will accrue from                 , 2017 and will be payable semi-annually on                  and                 , commencing                 , 2018, to those persons in whose names the notes are registered at the close of business on the next preceding                  and                 , as the case may be.

If any interest payment date, any redemption date, the maturity date or any other date on which the principal of or premium, if any, or interest on a note becomes due and payable falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after the interest payment date, redemption date, maturity date or other date, as the case may be.

Ranking

The notes will be senior unsecured obligations of the Company and will rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of the Company’s future subordinated indebtedness. In addition, the Company conducts many of its operations through subsidiaries, and the notes will be structurally subordinated in right of payment to all obligations of the Company’s subsidiaries. The notes will also be effectively subordinated to the Company’s secured obligations to the extent of the assets securing such obligations. At May 31, 2017, after giving effect to the AMTROL acquisition (see “Summary—Recent developments) and the application of the use of proceeds from this offering as described under the heading “Use of proceeds,” the Company would have had approximately $552.0 million of indebtedness ranking equally in right of payment with the notes and subsidiaries of the Company would have had aggregate balance sheet liabilities of approximately $663.2 million, excluding intercompany obligations.

Optional redemption

On or after                 , 2032 (which is the date that is three months prior to the maturity date of the notes, the “Par Call Date”), the notes will be redeemable, as a whole or in part, at the option of the Company at any time, at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to the date of the redemption.

At any time prior to the Par Call Date, the notes will be redeemable, as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of:

(a)	100% of the principal amount of such notes to be redeemed; and

(b)	the sum of the present values of the Remaining Scheduled Payments (as defined herein) thereon that would be due if the notes matured on the Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (assuming for this purpose that the notes matured on the Par Call Date), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized (assuming for this purpose that the notes matured on the Par Call Date), at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer and (2) any two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company.

“Remaining Scheduled Payments” means, with respect to any note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless the Company defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Purchase upon a change of control triggering event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless the Company has exercised its right to redeem the notes in full as described under “—Optional redemption” by giving irrevocable notice to the Trustee in accordance with the indenture, each holder of notes will have the right to require the Company to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless the Company has exercised its right to redeem the notes, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased and that all conditions precedent to the Change of Control Offer and to the purchase by the Company of notes pursuant to the Change of Control Offer have been complied with.

The Company will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the notes properly tendered and not withdrawn under the third party’s offer.

The Company will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

1.	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

2.	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than the spouses, siblings, descendants, spouses of any such siblings or descendants, trusts created exclusively for the benefit of such Persons, executors, administrators, guardians, or conservators of the estate of John H. McConnell, John P. McConnell, their respective Affiliates and Associates (as defined in Rule 12b-2 under the Exchange Act), or a group in which the foregoing are a principal participant, or any profit sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in such capacity) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the outstanding Voting Stock of the Company;

3.	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

4.	the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors; or

5.	the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because the Company shall become a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means, with respect to the notes, (i) the rating of such notes by each of the Rating Agencies is lowered at any time during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control

(which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the applicable board of directors who (i) was a member of such board of directors on the date of issuance of the notes or (ii) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that the Company offers to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another Person or group may be uncertain. In addition, holders of notes may not be entitled to require the Company to repurchase their notes in certain circumstances involving a significant change in the composition of the board of directors of the Company, including in connection with a proxy contest, in the event that the Company’s board of directors did not endorse a dissident slate of directors but approved them as Continuing Directors for purposes of the Indenture.

Sinking fund

There will be no mandatory sinking fund payments for the notes.

Book-entry system

Except as described in the accompanying prospectus under the heading “Description of Debt Securities— Registered Global Securities,” owners of beneficial interests in a Global Security will not be considered the holders thereof and will not be entitled to receive physical delivery of notes in definitive form, and no Global Security will be exchangeable except for another Global Security of like denomination and terms to be registered in the name of the Depositary or its nominee.

The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

Same-day funds settlement system and payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

The notes will trade in the Depositary’s Same-Day Funds Settlement System until maturity or earlier redemption, and secondary market trading activity in the notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Certain covenants

Limitation on liens

Except as provided below, the Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or permit to exist any indebtedness for borrowed money (“Indebtedness”) secured by a Lien on any Principal Property or any shares of stock of or any Indebtedness of any Restricted Subsidiary, whether owned on the date of issuance of the notes or thereafter acquired, unless the Company contemporaneously secures the notes equally and ratably with (or prior to) such Indebtedness, except that the foregoing restrictions shall not apply to Indebtedness secured by:

1.	Liens on any property, shares of stock or Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

2.	Liens on property or shares of stock existing at the time of acquisition of such property or stock by the Company or a Restricted Subsidiary;

3.

Liens to secure (i) the payment of all or any part of the price of acquisition, construction, alteration, expansion, repair or improvement of property, assets or stock by the Company or a Restricted Subsidiary or (ii) any Indebtedness incurred by the Company or a Restricted Subsidiary prior to, at the time of or within 180 days after the later of the acquisition or completion of construction, alteration, expansion, repair or improvement of such property (including any improvements on an existing property), which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction, alteration, expansion, repair or improvements thereon; provided, however, that, in the case of any such acquisition, construction, alteration, expansion, repair or improvement, the Lien shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction, alteration, expansion, repair or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

4.	Liens securing Indebtedness of the Company or a Restricted Subsidiary owing to the Company, a Restricted Subsidiary or a wholly-owned Subsidiary;

5.	Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

6.	Liens on property of the Company or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

7.	Liens existing as of the original date of the indenture;

8.	Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Restricted Subsidiaries;

9.	Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) which constitute borrowed money on the following: (i) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other document accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (ii) the balance of every deposit account, now or at the time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents for other acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or power hereunder; (iii) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; or (iv) all additions to and substitutions for any of the property enumerated above in this subsection;

10.

Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in clauses (1) through (9) above; provided, however, that the principal amount of Indebtedness so secured shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Liens so extended, renewed or replaced (plus improvements and construction on such property);

11.	Liens securing the payment of taxes and special assessments, either not yet due or the validity of which is being contested by the Person being charged in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by GAAP;

12.	deposits or Liens securing property or shares of stock under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

13.	any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within sixty days after the entry thereof, have been discharged or fully bonded or will not have been discharged within sixty days after the termination of any such bond;

14.	any judgment Lien, unless (i) the judgment it secures will not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within sixty days after the expiration of any such stay or (ii) the judgment it secures would result in an Event of Default under Section 6.02(i) of the base indenture;

15.	easements, rights-of-way, zoning restrictions and other restrictions, charges or encumbrances not materially interfering with the ordinary conduct of the business; or

16.	any Lien securing Indebtedness of a Person which is a Successor Company to the Company to the extent permitted by Section 10.01 of the base indenture.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may, without securing the notes, create, incur, issue, assume, guarantee or permit to exist any Indebtedness secured by a Lien, other than those permitted pursuant to clauses (1) through (16) above, if, after giving pro forma effect to the Incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, the sum of (without duplication) (i) all Indebtedness of the Company and its Restricted Subsidiaries secured by Liens and (ii) all Attributable Indebtedness in respect of Sale/Leaseback Transactions with respect to any Principal Property, at the time of determination, does not exceed 10% of Consolidated Net Tangible Assets.

Limitation on sale/leaseback transactions

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any Principal Property, unless (i) the Company or such Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the notes pursuant to the covenant described in “Limitation on liens” above or (ii) the Company, within six months from the effective date of such Sale/Leaseback Transaction, applies to the voluntary defeasance or retirement (excluding retirements of notes and other Indebtedness ranking pari passu with the notes as a result of conversions, pursuant to mandatory sinking funds or mandatory prepayment provisions or by payment at maturity) of notes or other Indebtedness ranking pari passu with the notes an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction.

Certain definitions

The following definitions, among others, are used in the indenture. Many of the definitions of terms used in the indenture have been negotiated specifically for the purposes of inclusion in the indenture and may not be consistent with the manner in which such terms are defined in other contexts. Prospective purchasers of notes are encouraged to read each of the following definitions carefully and to consider such definitions in the context in which they are used in the indenture. Capitalized terms used herein but not defined have the meanings assigned thereto in the indenture.

“Attributable Indebtedness” with respect to a Sale/Leaseback Transaction means, as of the time of determination, (i) if the obligation with respect to such Sale/Leaseback Transaction is a Capitalized Lease Obligation, the amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (ii) if the obligation with respect to such Sale/Leaseback Transaction is not a Capitalized Lease Obligation, the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the notes compounded semi-annually.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries that may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Company’s Subsidiaries held by Persons other than the Company or a wholly-owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 23, 2015, by and among the Company, certain Subsidiaries of the Company party thereto from time to time as borrowers, the financial institutions party thereto from time to time as lenders and PNC Bank, National Association, as agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the date on which the notes are issued, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP consistently applied.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any manufacturing plant or other similar facility (including Production machinery and equipment located thereon) or warehouse, owned or leased by the Company or any Subsidiary, which is located within the United States other than (i) any such plant or facility which the Company’s board of directors determines in good faith by board resolution is not of material importance to the total business conducted, or assets owned, by the Company and its Subsidiaries as an entirety, or (ii) any portion of any such plant or facility which the Company’s board of directors determines by board resolution in good faith not to be of material importance to the use or operation thereof.

“Production machinery and equipment” means production machinery and equipment in such Principal Property used directly in the production of the Company’s or any Subsidiary’s products.

“Restricted Subsidiary” means any Subsidiary of the Company, which shall at the time, directly or indirectly, through one or more Subsidiaries or in combination with one or more other Subsidiaries or the Company, own or lease a Principal Property; provided, however, that any Subsidiary that transacts any substantial portion of its business and regularly maintains any substantial portion of its fixed assets outside of the United States shall not be deemed to be a “Restricted Subsidiary.”

“Sale/Leaseback Transaction” means an arrangement relating to property owned on the date of issuance of the notes or thereafter acquired whereby the Company or any of its Subsidiaries transfers such property to a Person and the Company or any of its Subsidiaries leases it from such Person.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person; provided, however, that any Person the accounts of which are not consolidated with those of the Company in its consolidated financial statements prepared in accordance with GAAP shall not be deemed to be a “Subsidiary” of the Company.

Events of default and remedies

The following will constitute “Events of Default” under the indenture, subject to any additional limitations and qualifications included in the indenture:

•	default in the payment of any installment of interest on the notes as and when the same become due and payable and continuance of such default for a period of 30 days;

•

default in the payment of principal or premium with respect to any notes as and when the same become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment with respect to any notes as and when the same become due and payable;

•	failure on the part of the Company to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

•

failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the notes, in any resolution of the board of directors of the Company authorizing the issuance of the notes, in the indenture or in any supplemental indenture with respect to the notes (other than a covenant a default in the performance of which is otherwise specifically dealt with) continuing for a period of 60 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes at the time outstanding;

•

indebtedness of the Company or any Restricted Subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such indebtedness unpaid or accelerated exceeds $50 million or the United States dollar equivalent thereof at the time and such default remains uncured or such acceleration is not rescinded for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes at the time outstanding;

•

the Company or any of its Restricted Subsidiaries (1) voluntarily commences any proceeding or files any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency or similar law, (2) consents to the institution of, or fails to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition, (3) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Restricted Subsidiary or for a substantial part of its property, (4) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) makes a general assignment for the benefit of creditors, (6) admits in writing its inability to pay, or fails generally to pay, its debts as they become due, (7) takes corporate action for the purpose of effecting any of the foregoing or (8) takes any comparable action under any foreign laws relating to insolvency;

•

the entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or any of its Restricted Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Restricted Subsidiary or for a substantial part of any of their property (except any decree or order appointing such official of such Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Restricted Subsidiary or Subsidiaries of the Company or the Company) or (3) the winding-up or liquidation of the Company or any such Restricted Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with one or more other Restricted Subsidiaries or the Company), and such order or decree continues unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days;

•

any judgment or decree for the payment of money in excess of $50 million or the United States dollar equivalent thereof at the time is entered against the Company or any Restricted Subsidiary of the Company

by a court or courts of competent jurisdiction, which judgment is not covered by insurance, and is not discharged and either (1) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (2) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged or waived or the execution thereof stayed and, in either case, such default continues for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes at the time outstanding; and

•	any other Event of Default provided with respect to the notes.

These Events of Default are substantially similar to the Events of Default defined in the base indenture, provided that the monetary thresholds set forth in the Events of Default described in the sixth and ninth bullet points above were increased from $20 million in the base indenture to $50 million in the third supplemental indenture to reflect the current terms of the Credit Agreement.

If an Event of Default described in the first, second, third, fourth, fifth, sixth, ninth or tenth bullet points above occurs and is continuing with respect to the notes, unless the principal and interest with respect to all the notes has already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of and interest on all the notes due and payable immediately. If an Event of Default described in the seventh or eighth bullet points above occurs, unless the principal and interest with respect to all the notes has become due and payable, the principal of and interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

If an Event of Default occurs and is continuing, the Trustee will be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the notes or the indenture, to prosecute any such action or proceeding to judgment or final decree and to enforce any such judgment or final decree against the Company or any other obligor on the notes. In addition, if there are any pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the notes, or if a receiver, trustee or similar official has been appointed for its property, the Trustee will be entitled and empowered to file and prove a claim for the whole amount of principal, premium and interest owing and unpaid with respect to the notes. No holder of any notes will have any right to institute any action or proceeding upon or under or with respect to the indenture, for the appointment of a receiver or trustee or for any other remedy, unless (1) such holder previously has given to the Trustee written notice of an Event of Default with respect to the notes and of the continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding notes have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby and (3) the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute such action or proceeding and no direction inconsistent with such written request has been given to the Trustee pursuant to the provisions of the indenture.

Prior to the acceleration of the maturity of the notes, the holders of a majority in aggregate principal amount of the notes at the time outstanding may, on behalf of the holders of all the notes, waive any past default or Event of Default and its consequences for the notes, except (1) a default in the payment of the principal, premium or interest with respect to the notes or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected thereby. In case of any such waiver, such default will cease to exist, any Event of Default arising therefrom will be deemed to have been cured for all purposes and the Company, the Trustee and the holders of the notes will be restored to their former positions and rights under the indenture.

The Trustee is required to give, within 90 days after the occurrence of a default known to it with respect to the notes, to the holders of the notes notice of all defaults with respect to the notes known to it, unless such defaults have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium or interest with respect to the notes or in the making of any sinking fund or purchase payment with respect to the notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such notes.

Defeasance; satisfaction and discharge

The notes will be subject to defeasance and discharge, and the covenants set forth above under “—Limitation on liens” and “—Limitation on sale/leaseback transactions” and under the heading “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus will be subject to covenant defeasance as set forth in the indenture. See “Description of Debt Securities—Satisfaction and Discharge of the Indenture; Defeasance” in the accompanying prospectus.

Material U.S. federal income tax considerations

The following discussion summarizes material U.S. federal income tax consequences related to the purchase, ownership and disposition of the notes by holders who purchase notes for cash in this original issuance at their “issue price” (i.e., the first price at which a substantial amount of the notes are sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department (“Treasury regulations”), Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders who hold the notes as capital assets under the Code (generally, property held for investment). This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any U.S. federal tax considerations other than income taxation (such as estate or gift taxation). It also does not consider the impact of the Medicare contribution tax on net investment income. This discussion does not consider the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks or other financial institutions;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold notes as part of a “straddle,” a “hedge” or a “conversion transaction” or other risk reduction transaction;

•	persons subject to the alternative minimum tax;

•	U.S. expatriates;

•	U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar;

•	pass-through entities (e.g., partnerships and entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors who hold the notes through pass-through entities;

•	passive foreign investment companies; and

•	controlled foreign corporations.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership that is considering purchasing notes, you should consult with your own tax advisor.

In certain circumstances (see “Description of notes—Purchase upon a change of control triggering event”), we may pay amounts on the notes that are in excess of the interest and principal of the notes. Certain debt instruments that provide for one or more contingent payments are subject to Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these Treasury regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is “remote” or such contingency is considered “incidental.” We intend to take the position that the possibility that any such excess payment will be made is remote and/or incidental so that such possibility will not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be materially and adversely different from that described in this section. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

U.S. holders

As used in this discussion, a “U.S. holder” is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Taxation of interest

Interest on the notes generally will be taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or
•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or other disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize capital gain or loss equal to the difference, if any, between:

•

the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in gross income); and

•	your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will equal the cost of the note to you. Your gain or loss that is recognized on the sale or other disposition of the note generally will be capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, you have held the note for more than one year. Under current law, if you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a preferential tax rate. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on, or the proceeds of a sale or other disposition (including a retirement or redemption) of, notes held by you, unless you are an exempt recipient. Backup withholding generally will apply to such payments unless you provide us or the appropriate intermediary with a correct taxpayer identification number and comply with certain certification procedures, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds your actual U.S. federal income tax liability if you timely provide the required information to the IRS.

Non-U.S. holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes and you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Taxation of interest

Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to U.S. federal income tax or withholding tax on payments of interest on a note, provided that:

•	you are not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all classes of our common stock within the meaning of the Code and applicable Treasury regulations;

•	a controlled foreign corporation related (directly or indirectly) to us; or

•	a bank receiving interest as described in Section 881(c)(3)(A) of the Code;

•

such interest payments are not effectively connected with the conduct by you of a trade or business within the United States (and, if required by an applicable income tax treaty, is not attributable to a permanent establishment or a fixed base maintained by you in the United States); and

•

you provide a properly completed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form), signed under penalties of perjury, which provides your name and address and certifies that you are not a United States person (as defined under the Code), to:

•	us or our paying agent; or

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds your notes on your behalf and certifies to us or our paying agent, under penalties of perjury, that it, or the bank or financial institution between it and you, has received from you a properly completed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) and provides us or our paying agent with a copy of such form.

Special rules may apply to non-U.S. holders who hold notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

Payments of interest on a note that are effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable income tax treaty, that are attributable to a permanent establishment or a fixed base maintained by you in the United States, generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to payments to a U.S. holder. If you are a corporate non-U.S. holder, you also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on your effectively connected earnings and profits attributable to such interest. Effectively connected interest will not be subject to U.S. federal withholding tax so long as you provide us or our paying agent with a properly completed IRS Form W-8ECI (or the appropriate successor form), signed under penalties of perjury, on or before the date of the payment of such interest.

A non-U.S. holder that does not qualify for an exemption from U.S. federal income tax or withholding tax under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or such lower rate as may be available under an applicable income tax treaty, provided applicable certification requirements are met) on payments of interest on a note.

NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A REDUCTION OF U.S. FEDERAL INCOME TAX OR WITHHOLDING TAX, OR THE BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or other disposition of notes

Subject to the discussions of backup withholding and FATCA below, any gain realized by you on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income tax or withholding tax, unless:

•

such gain is effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are satisfied.

If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you may be subject to the branch profits tax described above on your effectively connected earnings and profits attributable to such gain. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources exceed certain capital losses allocable to U.S. sources.

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. The IRS may make this information available under the provisions of an applicable tax treaty (or other agreement) to tax authorities in the country in which you are a resident. Backup withholding generally will not apply to payments of interest on a note if you duly provide certification as to your foreign status, or you otherwise establish an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States person (as defined under the Code).

Payment of the gross proceeds from a sale or other disposition (including a retirement or redemption) of a note by you effected by the U.S. office of a U.S. or non-U.S. broker generally will be subject to information reporting and backup withholding unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption. Payment of the gross proceeds from a sale or other disposition of a note by you effected by a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding. However, payment of the gross proceeds from a sale or other disposition of a note by you generally will be subject to information reporting, but not backup withholding, if such sale or other disposition is effected by a non-U.S. office of a broker that is a United States person (as defined under the Code) or a foreign person with certain specified connections to the United States, unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds your actual U.S. federal income tax liability if you timely provide the required information to the IRS.

Additional withholding tax on payments made to foreign accounts

Pursuant to certain provisions of the Code referred to as the Foreign Account Tax Compliance Act (“FATCA”) and related Treasury regulations, U.S. federal withholding at a rate of 30% generally will be required under certain circumstances (separate and apart from, but without duplication of, the withholding tax described above) on interest payments in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, notes held by or through certain “foreign financial institutions” (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Similarly, in certain circumstances, interest payments in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, notes held by an investor that is a “nonfinancial foreign entity” that does not qualify under certain exemptions generally will be subject to U.S. federal withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will be in turn provided to the IRS. Accordingly, the entity through which the notes are held will affect the determination of whether withholding under the rules described in this paragraph is required. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. You are urged to consult your own tax advisor regarding FATCA and the application of these requirements to your investment in the notes.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Underwriting (conflicts of interest)

Under the terms and subject to the conditions contained in an underwriting agreement dated                 , 2017, we have agreed to sell to the underwriters named below, for whom J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, and the underwriters have severally agreed to purchase, the following respective principal amounts of notes:

Underwriter	Principal amount of notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount of the notes. The underwriters and selling group members may allow a discount of     % of the principal amount of the notes on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay.

	Per note	Total
Underwriting discount paid by us	%	$

We estimate that our out-of-pocket expenses for this offering will be approximately $560,000.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 60 days after the issuance of the notes.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Certain of the underwriters and their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. J.P. Morgan Securities LLC serves as a joint bookrunner and a joint lead arranger under our revolving credit facility. Affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under our revolving credit facility. In addition, an affiliate of J.P. Morgan Securities LLC acts as syndication agent under our revolving credit facility and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as a co-documentation agent under our revolving credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain others of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the senior notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the senior notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of interest

As described in “Use of proceeds,” some of the net proceeds of this offering will be used to repay borrowings under our revolving credit facility. Because more than 5% of the net proceeds of this offering, not including underwriting compensation, will be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated investment grade or better by Moody’s rating service, Standard & Poor’s rating service or another rating service acceptable to FINRA.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes described in this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of notes to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in each Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriters of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the underwriters

Notice to prospective investors in the United Kingdom

Each underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”).

This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on these documents or any of their contents.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Japan

The notes offered in this prospectus supplement have not been, and will not be, registered under the Financial Instruments and Exchange Law of Japan. Each underwriter has represented and agreed that the notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (which term, as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to prospective investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under

Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to prospective investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus, nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement and accompanying prospectus, nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Certain legal matters

The validity of the notes will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. As of the date of this prospectus supplement, members of Vorys, Sater, Seymour and Pease LLP, and attorneys employed thereby, together with members of their immediate families, owned an aggregate of approximately 18,650 of our common shares. The underwriters have been represented by Shearman & Sterling LLP, New York, New York.

Experts

The consolidated financial statements and schedule of Worthington Industries, Inc. and subsidiaries as of May 31, 2017 and 2016, and for each of the years in the three-year period ended May 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2017, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Worthington Armstrong Venture and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s Internet website at www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on our website at www.worthingtonindustries.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus supplement and the accompanying prospectus. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference in the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s website or the SEC’s Public Reference Room.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference in this prospectus supplement from the date we file the document containing such information.

Except to the extent furnished and not filed with the SEC under Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules, we incorporate by reference in this prospectus supplement the following documents that we have filed with the SEC and any future documents that we will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement until we complete the offering of the notes or this offering is terminated:

•	our Annual Report on Form 10-K for the fiscal year ended May 31, 2017; and
•	our Current Reports on Form 8-K filed on June 2, 2017, June 6, 2017 and July 19, 2017.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus supplement (other than exhibits to those documents unless they are specifically incorporated by reference in those documents). Requests should be directed to:

Worthington Industries, Inc.

200 Old Wilson Bridge Road

Columbus, Ohio 43085

Attention: Investor Relations Department

(614) 438-3210

PROSPECTUS

WORTHINGTON INDUSTRIES, INC.

Common Shares

Debt Securities

We may offer from time to time, in one or more offerings, common shares, debt securities or any combination thereof. The debt securities will be senior debt securities.

This prospectus describes the general terms of the securities we may offer and the general manner in which we may offer the securities. Each time we offer securities, we will provide a prospectus supplement or other offering material that will describe the specific terms of the securities offered and the specific manner in which we will offer the securities.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement or other offering material. The prospectus supplement and other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement, any other offering material and the additional information described under the heading “Where You Can Find More Information” carefully before you make your investment decision.

Our common shares are listed on the New York Stock Exchange under the symbol “WOR.” On July 18, 2017, the last reported sale price of our common shares was $52.56 per share. Unless we state otherwise in the applicable prospectus supplement, we will not list any debt securities on any securities exchange.

We may offer and sell the securities directly to purchasers or to or through underwriters, dealers or agents. The applicable prospectus supplement will provide the names of any such underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Investing in our securities involves risk. See the “Risk Factors” section on page 5 of this prospectus, as well as the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission and in the applicable prospectus supplement or other offering material.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 19, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus describes the general terms of the securities we may offer and the general manner in which we may offer the securities. Each time we offer securities, we will provide a prospectus supplement or other offering material that will describe the specific terms of the securities offered and the specific manner in which we will offer the securities. The prospectus supplement or other offering material may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or other offering material, you should rely on the information in the prospectus supplement or other offering material. You should read this prospectus, the applicable prospectus supplement, any free writing prospectus prepared by or on behalf of us and any other offering material, together with the information described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities offered.

Because we are a well-known seasoned issuer, as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), we may add to and offer additional securities, including secondary securities, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement, free writing prospectus or other offering material filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or in any prospectus supplement, free writing prospectus or other offering material is accurate as of any date other than the date of the applicable document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since any such date.

Unless the context otherwise requires, references to “Worthington,” the “Company,” “we,” “our” and “us” and similar terms mean Worthington Industries, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

Selected statements contained in this prospectus and the documents incorporated by reference herein constitute “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. These forward-looking statements may include, without limitation, statements relating to:

•	outlook, strategy or business plans;

•	future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures;

•	pricing trends for raw materials and finished goods and the impact of pricing changes;

•	demand trends for us or our markets;

•	additions to product lines and opportunities to participate in new markets;

•	expected benefits from Transformation and innovation efforts and the ability to improve the performance and competitive position at our operations;

•	anticipated working capital needs, capital expenditures and asset sales;

•	anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof;

•	projected profitability potential;

•	the ability to successfully integrate AMTROL and the expected benefits, costs and results from the acquisition of AMTROL;

•	the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations;

•	projected capacity and the alignment of operations with demand;

•	the ability to operate profitably and generate cash in down markets;

•	the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets;

•	expectations for Company and customer inventories, jobs and orders;

•	expectations for the economy and markets or improvements therein;

•	expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value;

•	effects of judicial rulings; and

•	other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow:

•	the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy;

•	the effect of conditions in national and worldwide financial markets;

•	lower oil prices as a factor in demand for products;

•	product demand and pricing;

•	changes in product mix, product substitution and market acceptance of our products;

•	fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations;

•	effects of facility closures and the consolidation of operations;

•	the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate;

•	failure to maintain appropriate levels of inventories;

•	financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business;

•	the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts;

•	the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis;

•	the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom;

•	capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole;

•	the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, terrorist activities or other causes;

•	changes in customer demand, inventories, spending patterns, product choices, and supplier choices;

•	risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of our products in global markets;

•	the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment;

•	the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters;

•	deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies;

•	level of imports and import prices in our markets;

•	the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the SEC and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	the effect of healthcare laws in the United States and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results;

•	cyber security risks; and

•	other risks described from time to time in our filings with the SEC or incorporated by reference below under the heading “Risk Factors.”

We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. It is impossible to predict or identify all potential risk factors. Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Any forward-looking statements included or incorporated by reference in this prospectus are based on current information as of the date of this prospectus or the respective document incorporated herein by reference, and we assume no obligation to correct or update any such statements in the future, except as required by applicable law. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

RISK FACTORS

Investing in our securities involves significant risks. Before you decide to invest in our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference from our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, and the risk factors contained under the “Risk Factors” heading in any applicable prospectus supplement. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. See also the discussion under the heading “Forward-Looking Statements.”

THE COMPANY

Worthington Industries, Inc. is a corporation formed under the laws of the State of Ohio. Founded in 1955, Worthington is primarily a diversified metals manufacturing company, focused on value-added steel processing and manufactured metal products. Our manufactured metal products include: pressure cylinders for liquefied petroleum gas (“LPG”), compressed natural gas (“CNG”), oxygen, refrigerant and other industrial gas storage; hand torches and filled hand torch cylinders; propane-filled camping cylinders; helium-filled balloon kits; steel and fiberglass tanks and processing equipment primarily for the oil and gas industry; cryogenic pressure vessels for liquefied natural gas (“LNG”) and other gas storage applications; engineered cabs and operator stations and cab components; and, through our joint ventures, suspension grid systems for concealed and lay-in panel ceilings; laser welded blanks; light gauge steel framing for commercial and residential construction; and current and past model automotive service stampings.

As of May 31, 2017, we, together with our unconsolidated affiliates, operated 80 manufacturing facilities in 24 states and 11 countries. Thirty of these facilities are operated by our wholly-owned and consolidated subsidiaries. The remaining facilities are operated by our consolidated and unconsolidated joint ventures.

Our operations are managed principally on a products and services basis and are comprised of three primary operating segments which correspond with our reportable business segments: (1) Steel Processing; (2) Pressure Cylinders; and (3) Engineered Cabs. Our Worthington Energy Innovations operating segment, which does not meet the quantitative thresholds for separate disclosure, as well as other corporate-related entities are combined and disclosed in the Other category, which also includes certain income and expense items not allocated to our operating segments. We also hold equity positions in 11 joint ventures.

Our Steel Processing operating segment consists of the Worthington Steel business unit which operates eight manufacturing facilities (seven of which we own); and three consolidated joint ventures: Spartan Steel Coating, LLC, which owns and operates one cold-rolled, hot-dipped galvanizing line in Monroe, Michigan; TWB Company, L.L.C., which operates nine laser welded blank facilities (one of which we own) and is headquartered in Monroe, Michigan; and Worthington Specialty Processing, which processes wide-sheet steel for the auto industry and owns and operates three steel processing facilities in Michigan. Worthington Steel is one of the largest independent intermediate processors of flat-rolled steel in the United States. Our Steel Processing operating segment serves approximately 800 customers, principally in the automotive, aerospace, agricultural, appliance, construction, container, hardware, HVAC, lawn and garden, leisure and recreation, office furniture and office equipment markets.

Our Pressure Cylinders operating segment, which operates 20 manufacturing facilities (18 of which we own), consists of the Worthington Cylinders business unit; and one consolidated joint venture: Turkey-based Worthington Arıtaş Basınçlı Kaplar Sanayi, a manufacturer of cryogenic pressure vessels for LNG and other gas storage applications. Our Pressure Cylinders operating segment manufactures and sells filled and unfilled pressure cylinders, tanks, hand torches and oil and gas equipment along with various accessories and related products for diversified end-use market applications. Our Pressure Cylinders operating segment serves four market sectors: (1) Industrial Products; (2) Consumer Products; (3) Alternative Fuels; and (4) Oil & Gas Equipment. While a large percentage of Pressure Cylinders sales are made to major accounts, this operating segment served approximately 4,100 customers in the fiscal year ended May 31, 2017. With the acquisition of AMTROL (see “Recent Developments” below), the Pressure Cylinders operating segment serves approximately 4,700 customers.

Our Engineered Cabs operating segment consists of the Worthington Industries Engineered Cabs business unit (“Engineered Cabs”), which owns and operates two manufacturing facilities. Engineered Cabs is a non-captive designer and manufacturer of high-quality, custom-engineered open and enclosed cabs and operator stations and custom fabrications for heavy mobile equipment used primarily in the agricultural, construction, forestry, military and mining industries. Effective June 1, 2017, Worthington Steelpac Systems, LLC, which designs and manufactures recyclable steel packaging solutions for the movement of products and operates one manufacturing facility, was realigned under the Engineering Cabs operating segment, moving from the Steel Processing operating segment.

Recent Developments

On June 2, 2017, we acquired AMTROL, a leading manufacturer of pressure cylinders and water system tanks, which is part of our Pressure Cylinders operating segment. AMTROL is a leader in the design and manufacturing of well water and expansion tanks. AMTROL has three manufacturing facilities — in Rhode Island, Kentucky and Maryland — which also produce refrigerant gas cylinders and AMSE code products for industrial and commercial applications. AMTROL’s Portuguese subsidiary, AMTROL-ALFA, is a leading European producer of LPG, refrigerant, industrial and specialty gas cylinders. The aggregate consideration for the acquisition of AMTROL was approximately $283 million, subject to closing adjustments.

For additional information concerning our business and our financial results and condition, please refer to the documents incorporated by reference into this prospectus, including those documents identified under the heading “Incorporation of Certain Documents by Reference.”

Our principal executive offices are located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, and our telephone number is (614) 438-3210. We maintain a website at www.worthingtonindustries.com where general information about us is available. The information on our website is not a part of this prospectus or any applicable prospectus supplement or other offering material.

DESCRIPTION OF DEBT SECURITIES

The debt securities that we may offer by this prospectus consist of unsecured notes, debentures or other evidences of indebtedness of the Company (collectively, the “Debt Securities”). The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the prospectus supplement or other offering material relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to the prospectus supplement and such other offering material relating thereto and to the following description.

The Debt Securities will be general obligations of the Company and will be senior debt of the Company.

Debt Securities will be issued under an indenture (the “Indenture”) between the Company and U.S. Bank National Association (the “Trustee”) or any separate trustee appointed by the Company with respect to one or more series of Debt Securities. The following discussion of certain provisions of the Indenture is a summary only and does not purport to be a complete description of the terms and provisions of the Indenture. The following discussion is qualified in its entirety by reference to the provisions of the Indenture. The Indenture is subject to any amendments or supplements that we may enter into from time to time, as permitted under the Indenture. Except as otherwise defined in this prospectus, capitalized terms used in this prospectus have the meanings given to them in the Indenture. For additional information, you should review the Indenture that is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

General

The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company’s Board of Directors or established in one or more supplemental indentures. You should read the prospectus supplement and any other offering material relating to a particular series of Debt Securities for any or all of the following terms of such series of Debt Securities offered by that prospectus supplement and this prospectus:

•	the title of the Debt Securities of the series;

•	any limit on the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture;

•	the date or dates on which the principal and premium with respect to the Debt Securities of the series are payable;

•	the rate or rates (which may be fixed or variable) at which the Debt Securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of any Debt Securities registered as to principal and interest), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places, if any, in addition to or instead of a corporate trust office of the Trustee (as defined below) where the principal, premium and interest with respect to Debt Securities of the series shall be payable;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company or otherwise;

•	the obligation, if any, of the Company to redeem, purchase or repay Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which and the terms and conditions upon which Debt Securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

•	whether the Debt Securities will be convertible into or exchangeable for any other securities of the Company or any other obligor and the applicable terms and conditions;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which Debt Securities of the series shall be issuable;

•	if the amount of principal, premium or interest with respect to the Debt Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	if the principal amount payable at the stated maturity of the Debt Securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and, if necessary, the manner of determining the equivalent thereof in United States currency;

•	any changes or additions relating to the discharge, defeasance and covenant defeasance described below under the heading “— Satisfaction and Discharge of the Indenture; Defeasance;”

•	if other than the coin or currency of the United States, the coin or currency or currencies or units of two or more currencies in which payment of the principal, premium and interest with respect to the Debt Securities of the series will be payable;

•	if other than the principal amount, the portion of the principal amount of the Debt Securities of the series that will be payable upon declaration of acceleration of maturity or provable in bankruptcy;

•	the terms, if any, of the transfer, mortgage, pledge or assignment as security for the Debt Securities of the series of any properties, assets, moneys, proceeds, securities or other collateral;

•	any addition to or change in the Events of Default with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal of and interest on such Debt Securities due and payable;

•	the terms, if any, of any guarantee of the payment of principal of and interest on the Debt Securities of the series;

•	the applicability of, and any changes in or additions to, the covenants and definitions set forth in the Indenture or the terms of the Indenture relating to consolidation, merger, sale or conveyance described below under the heading “— Consolidation, Merger and Sale of Assets;”

•	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;

•	if the Debt Securities of the series shall be issued in whole or in part in the form of a Global Security, the terms and conditions, if any, upon which such Global Security may be exchanged in whole or in part for other individual Debt Securities in definitive registered form and the Depositary for such Global Security;

•	with regard to Debt Securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

•	any other terms of the Debt Securities of the series which are not prohibited by the provisions of the Indenture.

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such prospectus supplement relates, including those applicable to (1) Debt Securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities), (2) Debt Securities with respect to which principal, premium or interest is payable in a foreign or composite currency, (3) Debt Securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates and (4) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

Payments of interest on Debt Securities may be made (1) at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee’s agent in New York City at which its corporate agency business is conducted (each, a “corporate office of the Trustee”); (2) at the option of the Company, by check mailed to the registered holders thereof; or (3) if so provided in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by such holder.

Unless otherwise provided in the applicable prospectus supplement, Debt Securities may be transferred or exchanged at a corporate office of the Trustee, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith.

Registered Global Securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a “Global Security”) that will be deposited with The Depository Trust Company in New York, New York, or a nominee for a depositary identified in the prospectus supplement relating to such series (the “Depositary”). In such case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except (1) by the Depositary to a nominee of such Depositary, (2) by a nominee of such Depositary to such Depositary or another nominee of such Depositary, (3) by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor or (4) in any other circumstance described in an applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the prospectus supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary (“participants”). The accounts to be credited will be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold interests through participants (with respect to interests of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not (1) be entitled to have the Debt Securities represented by such Global Security registered in their names, (2) receive or be entitled to receive physical delivery of such Debt Securities in definitive form and (3) be considered the owners or holders thereof under the Indenture.

Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee, any registrar, any paying agent or any agent of the Company or the Trustee will have any responsibility or liability for (1) any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, (2) the payments to the beneficial owners of such Global Security of amounts paid to such Depositary or its nominee or (3) any other matter relating to the actions and practices of such Depositary, its nominees or any of its direct or indirect participants.

The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest, will credit, in accordance with the Depositary’s policies, participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of such participants.

If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling, unable, ineligible or unqualified under applicable law to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities. In the event that the Company issues Debt Securities in definitive form in exchange for such Global Securities, ownership of beneficial interests in such Debt Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by (or on behalf of) the Company for such Debt Securities.

Certain Covenants

The Indenture contains certain covenants of the Company, including the following:

•	the Company will punctually pay or cause to be paid the principal of, and any premium and interest on, the Debt Securities, at the places and times and in the manner provided in the Indenture and in the Debt Securities;

•	the Company will maintain an office or agency where the Debt Securities may be presented or surrendered for payment, transfer or exchange and where notices and demands to or upon the Company in respect of the Debt Securities and the Indenture may be served;

•	the Company will deliver to the Trustee, on or before a date not more than four months after the end of each fiscal year of the Company, an Officers’ Certificate stating, as to each officer signing such certificate (1) that in the course of his performance of his duties as an officer of the Company he would normally have knowledge of any Default, (2) whether or not to the best of his knowledge the Company was in compliance with all conditions and covenants under the Indenture during such year and (3) if to the best of his knowledge the Company is in Default, specifying all such Defaults and what action the Company is taking or proposes to take with respect thereto;

•	the Company will, upon request of the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectually the purposes of the Indenture;

•	the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any such right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and the loss thereof is not materially disadvantageous to the holders of the Debt Securities; and

•	the Company will cause all properties used or useful in the conduct of the business of the Company or its subsidiaries to be maintained and kept in good condition, repair and working order and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on by the Company and its subsidiaries may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries will not be prevented from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company, not materially detrimental to the conduct of the business of the Company and its subsidiaries, taken as a whole, and not materially disadvantageous to the holders of the Debt Securities.

Any restrictive covenants of the Company applicable to any series of Debt Securities will be described in the applicable prospectus supplement or other offering material.

Events of Default and Remedies

The following events are defined in the Indenture as “Events of Default” with respect to a series of Debt Securities:

•	default in the payment of any installment of interest on any Debt Securities of that series as and when the same become due and payable and continuance of such default for a period of 30 days;

•	default in the payment of principal or premium with respect to any Debt Securities of that series as and when the same become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment with respect to any Debt Securities of that series as and when the same become due and payable;

•	failure on the part of the Company to comply with the provisions of the Indenture relating to consolidations, mergers and sales of assets;

•	failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Debt Securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of Debt Securities, in the Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant a default in the performance of which is otherwise specifically dealt with) continuing for a period of 60 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

•	indebtedness of the Company or any Restricted Subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such indebtedness unpaid or accelerated exceeds $20 million or the United States dollar equivalent thereof at the time and such default remains uncured or such acceleration is not rescinded for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

•	the Company or any of its Restricted Subsidiaries (1) voluntarily commences any proceeding or files any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency or similar law, (2) consents to the institution of, or fails to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition, (3) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Restricted Subsidiary or for a substantial part of its property, (4) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) makes a general assignment for the benefit of creditors, (6) admits in writing its inability to pay, or fails generally to pay, its debts as they become due, (7) takes corporate action for the purpose of effecting any of the foregoing or (8) takes any comparable action under any foreign laws relating to insolvency;

•	the entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or any of its Restricted Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Restricted Subsidiary or for a substantial part of any of their property (except any decree or order appointing such official of such Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Restricted Subsidiary or Subsidiaries of the Company or to the Company) or (3) the winding-up or liquidation of the Company or any such Restricted Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with one or more other Restricted Subsidiaries or the Company), and such order or decree continues unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days;

•	any judgment or decree for the payment of money in excess of $20 million or the United States dollar equivalent thereof at the time is entered against the Company or any Restricted Subsidiary of the Company by a court or courts of competent jurisdiction, which judgment is not covered by insurance, and is not discharged and either (1) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (2) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged or waived or the execution thereof stayed and, in either case, such default continues for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding; and

•	any other Event of Default provided with respect to Debt Securities of that series.

An Event of Default with respect to one series of Debt Securities may not necessarily be an Event of Default for another series and Events of Default for any series of Debt Securities may be modified as described in the applicable prospectus supplement.

If an Event of Default described in the first, second, third, fourth, fifth, sixth, ninth or tenth bullet points above occurs and is continuing with respect to any series of Debt Securities, unless the principal and interest with respect to all the Debt Securities of such series has already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of (or, if Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) and interest on all the Debt Securities of such series due and payable immediately. If an Event of Default described in the seventh or eighth bullet points above occurs, unless the principal and interest with respect to all the Debt Securities of the series has become due and payable, the principal of (or, if any series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) and interest on all Debt Securities of all series then outstanding will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debt Securities.

If an Event of Default occurs and is continuing, the Trustee will be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Debt Securities of the affected series or the Indenture, to prosecute any such action or proceeding to judgment or final decree and to enforce any such judgment or final decree against the Company or any other obligor on the Debt Securities of such series (and collect in the manner provided by law out of the property of the Company or any other obligor upon the Debt Securities of such series wherever situated the moneys adjudged or decreed to be payable). In addition, if there are any pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the Debt Securities, or if a receiver, trustee or similar official has been appointed for its property, the Trustee will be entitled and empowered, irrespective of whether the principal of any series of Debt Securities is due and payable, to file and prove a claim for the whole amount of principal, premium and interest (or, in the case of Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms of such series) owing and unpaid with respect to the Debt Securities. No holder of any Debt Security of any series will have any right to institute any action or proceeding upon, under or with respect to the Indenture for the appointment of a receiver or trustee or for any other remedy, unless (1) such holder previously has given to the Trustee written notice of an Event of Default with respect to Debt Securities of that series and of the continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby and (3) the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute such action or proceeding and no direction inconsistent with such written request has been given to the Trustee pursuant to the provisions of the Indenture.

Prior to the acceleration of the maturity of the Debt Securities of any series, the holders of a majority in aggregate principal amount of the Debt Securities of that series at the time outstanding may, on behalf of the holders of all Debt Securities of that series, waive any past default or Event of Default and its consequences for that series, except (1) a default in the payment of the principal, premium or interest with respect to such Debt Securities or (2) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In the case of any such waiver, such default so waived will cease to exist, any Event of Default arising therefrom will be deemed to have been cured for all purposes and the Company, the Trustee and the holders of the Debt Securities of that series will be restored to their former positions and rights under the Indenture. Following acceleration of the maturity of the Debt Securities of a series, the holders of a majority in principal amount of such series may rescind an acceleration of the maturity of the series and its consequences if such rescission would not conflict with a rendered judgment or decree and all existing Events of Default (except nonpayment of principal or interest solely due to such acceleration) have been cured or waived.

The Trustee is required to give, within 90 days after the occurrence of a default known to it with respect to a series of Debt Securities, to the holders of the Debt Securities of such series notice of all defaults with respect to such series known to it, unless such defaults have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium or interest with respect to the Debt Securities of such series or in the making of any sinking fund or purchase payment with respect to the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities.

Modification of the Indenture

The Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities issued under the Indenture for one or more of the following purposes:

•	to evidence the succession of another person to the Company pursuant to the provisions of the Indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of the covenants, agreements and obligations of the Company in the Indenture and in the Debt Securities;

•	to surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of Debt Securities as the Board of Directors of the Company shall consider to be for the protection of the holders of such Debt Securities and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the Trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive such default);

•	to cure any ambiguity or to correct or supplement any provision contained in the Indenture, in any supplemental indenture or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to make such other provisions in regard to matters or questions arising under the Indenture as do not adversely affect the interests of any holders of Debt Securities of any series;

•	to modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	to add or change any of the provisions of the Indenture that would change or eliminate any restrictions on the payment of principal, premium or interest with respect to the Debt Securities so long as any such action does not adversely affect the interests of the holders of Debt Securities in any material respect or permit or facilitate the issuance of Debt Securities of any series in uncertificated form;

•	to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Debt Securities;

•	to add guarantees with respect to the Debt Securities or to secure the Debt Securities;

•	to add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change or elimination not otherwise permitted under the Indenture (1) neither applies to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modifies the rights of the holders of any such Debt Security with respect to such provision or (2) becomes effective only when there is no such Debt Security outstanding;

•	to evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee; and

•	to establish the form or terms of Debt Securities of any series, as described under the heading “— General” above.

With the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, the Company and the Trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holder of the Debt Securities of such series; provided, however, that without the consent of the holders of each Debt Security so affected, no such supplemental indenture may (1) reduce the percentage in principal amount of Debt Securities of any series whose holders must consent to an amendment, (2) reduce the rate of or extend the time for payment of interest on any Debt Security, (3) reduce the principal of or extend the stated maturity of any Debt Security, (4) reduce the premium payable upon the redemption of any Debt Security or change the time at which any Debt Security may or must be redeemed, (5) make any Debt Security payable in a currency other than that stated in the Debt Security, (6) release any security that may have been granted with respect to the Debt Securities or (7) make any change in certain provisions of the Indenture relating to waivers of defaults or modifications of the Indenture by the consent of the holders of the Debt Securities.

Consolidation, Merger and Sale of Assets

The Company may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of its assets, unless the following conditions have been satisfied:

•	either (1) the Company is the continuing person in the case of a merger or (2) the resulting, surviving or transferee person, if other than the Company (the “Successor Company”), is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes all of the obligations of the Company under the Debt Securities and the Indenture;

•	immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Company as a result of such transaction as having been incurred by the Successor Company or such subsidiary at the time of such transaction), no default or Event of Default would occur or be continuing; and

•	the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the Indenture.

If the Successor Company expressly assumes all of the obligations of the Company under the Debt Securities and the Indenture, the Company will be released from such obligations.

Satisfaction and Discharge of the Indenture; Defeasance

The Indenture will generally cease to be of any further effect with respect to a series of Debt Securities if (1) the Company has delivered to the Trustee for cancellation all Debt Securities of such series (with certain limited exceptions) or (2) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company has deposited with the Trustee as trust funds the entire amount in the currency in which the Debt Securities are denominated sufficient to pay at maturity or upon redemption all such Debt Securities, including principal and premium, if any, and interest due or to become due on such date of maturity or redemption date, as the case may be, and if, in either case, the Company also pays or causes to be paid all other sums payable under the Indenture by the Company.

In addition, the Company has a “legal defeasance option” (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, all of its obligations under such Debt Securities and the Indenture with respect to such Debt Securities) and a “covenant defeasance option” (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect to such Debt Securities under certain specified covenants contained in the Indenture or supplemental indenture). If the Company exercises its legal defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if:

•	the Company irrevocably deposits in trust with the Trustee cash or U.S. Government Obligations for the payment of principal, premium and interest with respect to such series to maturity or redemption, as the case may be;

•	the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium and interest when due with respect to all the Debt Securities of such series to maturity or redemption, as the case may be;

•	123 days pass after the deposit is made and during the 123-day period no default described in the seventh or eighth bullet points under the heading “— Events of Default and Remedies” above with respect to the Company occurs that is continuing at the end of such period;

•	no default has occurred and is continuing on the date of such deposit and after giving effect thereto;

•	the deposit does not constitute a default under any other agreement binding on the Company;

•	the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

•	the Company delivers to the Trustee an opinion of counsel addressing certain U.S. federal income tax matters relating to the defeasance; and

•	the Company delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of such series as contemplated by the Indenture have been complied with.

The Trustee will hold in trust money or U.S. Government Obligations deposited with it as described above and will apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium and interest with respect to the Debt Securities of the defeased series.

The Trustee

The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business and the Trustee may own Debt Securities. The Trustee may resign at any time with respect to all or any series of Debt Securities. The holders of a majority in principal amount of Debt Securities of a particular series may remove the Trustee for such series and appoint a successor Trustee. The Company shall remove the Trustee for the causes set forth in the Indenture, including the Trustee’s failure to satisfy applicable requirements under the Trust Indenture Act of 1939 or failure to maintain a combined capital surplus of at least $50,000,000.

Except as otherwise provided with respect to removal by the holders of a series of Debt Securities, in any of the foregoing events of resignation or removal of the Trustee, the Company shall appoint a successor Trustee and such appointment, and the retiring Trustee’s resignation or removal, shall become effective upon acceptance by the successor Trustee.

Governing Law

The Indenture is, and the Debt Securities will be, governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material features of our capital stock. This summary does not describe every aspect of our capital stock and is subject to, and qualified in its entirety by reference to, the provisions of our amended articles of incorporation and code of regulations, as currently in effect, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of Ohio law.

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 common shares, without par value, 500,000 Class A Preferred Shares, without par value, and 500,000 Class B Preferred Shares, without par value. As of May 31, 2017, there were (1) 63,690,058 common shares issued and outstanding and (2) no Class A Preferred Shares or Class B Preferred Shares issued and outstanding.

Common Shares

Holders of our common shares are entitled to:

•	one vote for each common share held;

•	receive dividends when and as declared by our Board of Directors from funds legally available therefor, subject to the rights of holders of our preferred shares, if any; and

•	share ratably in our net assets, legally available to our shareholders in the event of our dissolution, liquidation or winding up, after provision for distribution to the holders of any preferred shares and to the payment in full of all amounts required to be paid to creditors or provision for such payment.

Holders of our common shares have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common shares are, and any common shares that we issue pursuant to this prospectus and a prospectus supplement will be, when issued, fully paid and nonassessable.

Preferred Shares

Under our amended articles of incorporation, our Board of Directors is authorized to issue, without any further vote or action by our shareholders, subject to certain limitations prescribed by Ohio law and the rules and regulations of the New York Stock Exchange, up to an aggregate of 500,000 Class A Preferred Shares and 500,000 Class B Preferred Shares, in one or more series. Our Board of Directors is also authorized to fix or change the rights, preferences, qualifications and limitations of each series, including the division of such shares into series, the designation and authorized number of shares included in each series, dividend and distribution rights, liquidation rights, preferences and price, redemption rights and price, sinking fund requirements, preemptive rights, conversion rights and restrictions on issuance of shares. Subject to the provisions of any applicable law, rule or regulation, holders of Class A Preferred Shares and holders of Class B Preferred Shares are entitled to one vote per share and ten votes per share, respectively, on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class. Ohio law also entitles the holders of preferred shares to exercise a class vote on certain matters.

Our Board of Directors may authorize the issuance of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common shares. The issuance of preferred shares could have the effect of decreasing the market price of our common shares. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by our shareholders.

Anti-Takeover Effects of Amended Articles of Incorporation, Code of Regulations and Ohio Law

Certain provisions in our amended articles of incorporation and code of regulations and the Ohio Revised Code could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. A description of these provisions is set forth below.

Classified Board of Directors

Our Board of Directors is divided into three classes, with three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors at any one time and may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our Board of Directors.

Removal of Directors

Under our amended articles of incorporation, any director, or the entire Board of Directors, may be removed from office, with or without cause, only by the affirmative vote of 75% of the voting power of the Company voting together as a single class. However, under current Ohio law, because the Company is an issuing public corporation and has a classified Board of Directors, the directors of the Company may only be removed for cause. Directors may also be removed from office for cause by the affirmative vote of three-fourths of the directors then in office.

Advance Notice Requirements for Shareholder Proposals and Nominations for Election as Directors

Under our code of regulations, shareholders seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting must provide timely notice thereof in writing to the Company.

To be timely, a shareholder’s notice with respect to business to be brought before an annual meeting must be delivered to, or mailed and received by, the Company not less than 30 days prior to an annual meeting. However, if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, the shareholder’s notice must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

In order to nominate an individual for election as a director at a meeting, a shareholder must give written notice of the shareholder’s intention to make such nomination. The notice must be delivered to, or mailed and received by, the Company not less than 14 days or more than 50 days prior to any meeting called for the election of directors. However, if notice or public disclosure of the date of the meeting is given or made less than 21 days prior to the meeting, the shareholder notice must be received by the Company not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or publicly disclosed.

No Shareholder Action by Written Consent

Under our amended articles of incorporation, any action required or permitted to be taken by our shareholders must be effected at a duly called meeting of the shareholders and may not be effected by an action by written consent of the shareholders. This prevents our shareholders from initiating or effecting any action by written consent, thereby limiting the ability of shareholders to take actions opposed by our Board of Directors.

Special Meetings of Shareholders

Our code of regulations provides that special meetings of shareholders may be called only by the chairman of the board, the president, the secretary, the Board of Directors at a meeting of the Board, a majority of the directors acting without a meeting or the holders of at least 50% of all shares outstanding and entitled to vote at such special meeting.

Supermajority Voting Provisions

Under Ohio law, in the case of most mergers, sales of all or substantially all the assets of a corporation and amendments to a corporation’s articles of incorporation, the affirmative vote of two-thirds of the voting power of the corporation is required unless the corporation’s articles of incorporation provide for a lower amount but not less than a majority. Our amended articles of incorporation change the default voting requirement provided by Ohio law to a majority of the voting power, except that the affirmative vote of 75% of the voting power is required with respect to certain transactions between the Company and “substantial shareholders” as described below under the heading “— Transactions With Substantial Shareholders.”

Transactions With Substantial Shareholders

Under our amended articles of incorporation, certain transactions between the Company and a “substantial shareholder” must be approved by the affirmative vote of the holders of 75% of the voting power of the Company (which vote must also include the affirmative vote of the holders of a majority of the voting power of the Company excluding the substantial shareholder in question). A “substantial shareholder” is defined as any person who beneficially owns, directly or indirectly, more than 15% of our voting power or is an affiliate of the Company and at any time within the past three years beneficially owned, directly or indirectly, more than 15% of our voting power, but does not include the Company, any of the Company’s subsidiaries, any employee benefit plan of the Company or of any of the Company’s subsidiaries, the trustees or fiduciaries of any such plan or any affiliate of the Company owning in excess of 10% of the outstanding common shares of the Company on August 3, 1998. Transactions requiring a supermajority shareholder vote include:

•	any merger or consolidation of the Company or any subsidiary of the Company with or into any substantial shareholder or any other corporation which, after such merger or consolidation, would be an affiliate of a substantial shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any substantial shareholder of any substantial part of the assets of the Company or any subsidiary of the Company;

•	the issuance or transfer by the Company or any subsidiary of the Company (in one transaction or a series of related transactions) of equity securities to any substantial shareholder for consideration having an aggregate fair market value of $25 million or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of the Company if, as of the record date relating to such event, any person shall be a substantial shareholder; and

•	any reclassification of securities or recapitalization of the Company, or any reorganization, merger or consolidation of the Company with any of the Company’s subsidiaries or any similar transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding equity securities of the Company or any subsidiary of the Company directly or beneficially owned by any substantial shareholder.

A supermajority shareholder vote is not required, however, with respect to any of the foregoing transactions which is approved by three-fourths of the Company’s Board of Directors, provided that a majority of the directors in office and acting upon such matter are “continuing directors” (as defined in our amended articles of incorporation).

Control Share Acquisition Act

Ohio law provides that certain notice and informational filings, and special shareholder meeting and voting processes, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of such voting power;

•	one-third or more but less than a majority of such voting power; or

•	a majority or more of such voting power.

This provision, which is known as the Control Share Acquisition Act, does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have opted out of the application of the Control Share Acquisition Act in our code of regulations.

Merger Moratorium Statute

Chapter 1704 of the Ohio Revised Code, which is known as the Merger Moratorium Statute, generally addresses a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and an “interested shareholder” who, alone or with others, may exercise or direct the exercise of at least 10% of the voting power of the corporation in the election of directors. The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation so provide. We have opted out of the application of the Merger Moratorium Statute in our amended articles of incorporation.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the fiscal years ended May 31, 2017, 2016, 2015, 2014 and 2013. Our ratio of earnings to fixed charges for each of these fiscal years as set forth below has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the notes to those financial statements, and other information set forth in our reports filed with the SEC.

	Fiscal Year ended May 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges[1]	10.2	6.5	3.6	8.5	9.0

[1]	The ratio of earnings to fixed charges is computed by dividing the fixed charges of the Company and our consolidated subsidiaries into earnings of the Company. Earnings consists of earnings before income taxes less net earnings attributable to non-controlling interest (a) plus (i) distributions from unconsolidated affiliates, (ii) capitalized interest amortization and (iii) fixed charges and (b) less (i) equity in net income of unconsolidated affiliates and (ii) capitalized interest. Fixed charges include interest expense (which includes the amortization of debt offering costs and fees related to our trade accounts receivable securitization facility), capitalized interest, and the portion of rent expense which is deemed to be representative of the interest factor.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include repayment or refinancing of indebtedness, working capital additions, capital expenditures, repurchases of our common shares, dividends, acquisitions and other strategic investments. Until we apply the proceeds from the sale of the securities, we may invest funds not required immediately for such purposes in short-term investment grade securities or as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents;

•	directly to purchasers;

•	through any combination of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement with respect to the securities being offered will describe the specific plan of distribution and the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts, selling commissions, agency fees or other items constituting underwriters’, dealers’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers or agents; and

•	any securities exchanges on which the securities may be listed.

Underwriters

Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If we use underwriters, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless we state otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

The underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Dealers

If we use dealers in a sale, unless otherwise specified in the applicable prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices that they determine at the time of resale.

Agents

If we use agents in a sale, unless otherwise specified in the applicable prospectus supplement, the agents will act on a best efforts basis to solicit purchases for the period of their appointment.

Compensation

In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters or agents in connection with an offering of securities, and any discounts, concessions or commissions allowed or reallowed or paid to dealers, will be specified in the applicable prospectus supplement.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit realized by them on the resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Direct Sales

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to resales of the securities. We will describe the terms of any direct sales in the applicable prospectus supplement.

Delayed Delivery Contracts

We may authorize underwriters, dealers or agents to solicit offers by institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. If we use delayed delivery contracts, the applicable prospectus supplement will disclose such use and describe the conditions to which the delayed delivery contracts will be subject and the commissions payable for the solicitation of the delayed delivery contracts.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

General Information

Underwriters, agents or dealers and their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities offered hereby.

In order to facilitate an offering of securities, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the offered securities. Such transactions, if commenced, may be discontinued at any time. If any such activities will occur, they will be described in the applicable prospectus supplement.

CERTAIN LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. As of the date of this prospectus, members of Vorys, Sater, Seymour and Pease LLP, and attorneys employed thereby, together with members of their immediate families, owned an aggregate of approximately 18,650 of our common shares. Certain legal matters with respect to the offered securities may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of Worthington Industries, Inc. and subsidiaries as of May 31, 2016 and 2015, and for each of the years in the three-year period ended May 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Worthington Armstrong Venture and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s Internet website at www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on our website at www.worthingtonindustries.com. The information on our website is not a part of this prospectus or any applicable prospectus supplement or other offering material.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information.

Except to the extent furnished and not filed with the SEC under Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules, we incorporate by reference into this prospectus the following documents that we have filed with the SEC and any future documents that we will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus until we complete or terminate the offering of the securities offered by this prospectus and the applicable prospectus supplement(s):

•	our Annual Report on Form 10-K for the fiscal year ended May 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2016, November 30, 2016, and February 28, 2017;

•	our Current Reports on Form 8-K filed on June 29, 2016 (excluding Items 2.02 and 7.01), July 1, 2016 (excluding Item 2.02), September 28, 2016 (excluding Items 2.02 and 7.01), October 3, 2016 (excluding Item 2.02), December 20, 2016 (excluding Items 2.02 and 7.01), December 27, 2016 (excluding Item 2.02), March 29, 2017 (excluding Items 2.02 and 7.01), April 5, 2017 (excluding Item 2.02), June 2, 2017, June 6, 2017, June 29, 2017 (excluding Items 2.02 and 7.01), July 6, 2017 (excluding Item 2.02), and July 19, 2017;

•	our definitive proxy statement with respect to our Annual Meeting of Shareholders held on September 29, 2016; and

•	the description of our common shares contained in our Registration Statement on Form 8-A (File No. 001-08399) filed on March 27, 2000, together with any subsequent registration statement or report filed for the purpose of updating such description.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus (other than exhibits to those documents unless they are specifically incorporated by reference into those documents). Requests should be directed to:

Worthington Industries, Inc.

200 Old Wilson Bridge Road

Columbus, Ohio 43085

Attention: Investor Relations Department

(614) 438-3210